Exhibit (a)(1)(A)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

ALLERGY RESEARCH GROUP, INC.

at

$1.33 PER SHARE

by

LONGHORN ACQUISITION CORP.

a wholly-owned subsidiary of

KI NUTRICARE, INC.

a wholly-owned subsidiary of

KIKKOMAN CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,

AT THE END OF TUESDAY, SEPTEMBER 9, 2008, UNLESS THE OFFER IS EXTENDED.

Longhorn Acquisition Corp., a Florida corporation and wholly-owned subsidiary of KI NutriCare, Inc., which is a New York corporation and wholly-owned subsidiary of Kikkoman Corporation, which is a corporation organized under the laws of Japan, is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares” and each a “Share”), of Allergy Research Group, Inc., a Florida corporation, at a purchase price of $1.33 per Share, to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 8, 2008 (as it may be amended from time to time, the “Merger Agreement”), by and among KI NutriCare, Inc., Longhorn Acquisition Corp. and the Company. The Merger Agreement provides, among other things, for the making of the Offer and, following the consummation of the Offer and subject to certain conditions, for Longhorn Acquisition Corp. to be merged with and into the Company (the “Merger”) with the Company continuing as the surviving corporation and a wholly-owned subsidiary of KI NutriCare, Inc. Each share outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares held by the Company, Longhorn Acquisition Corp., KI NutriCare, Inc. or any wholly-owned subsidiary of KI NutriCare, Inc., all of which will be cancelled and shall cease to exist, or by stockholders who properly exercise appraisal rights under Florida law) will be cancelled and converted in the Merger into the right to receive $1.33 per Share (or any higher price paid in the Offer), to the seller in cash, without interest thereon and less any required withholding taxes. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.

The Offer is conditioned upon, among other things, that the number of Shares that are validly tendered and not properly withdrawn prior to the expiration of the Offer, together with any Shares beneficially owned by KI NutriCare, Inc. or any subsidiary thereof, equals at least 67% of the outstanding Shares on a fully diluted basis. The Offer also is subject to the other conditions set forth in this Offer to Purchase. See Section 15—“Certain Conditions of the Offer.”

The Company has represented to us, among other things, that a special committee of its Board of Directors has unanimously determined that the Merger Agreement and the transactions contemplated by the Offer and the Merger Agreement are fair and reasonable and in the best interests of the Company and the Company’s unaffiliated stockholders, and that the Company’s Board of Directors has unanimously adopted resolutions (i) declaring that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair and reasonable to and in the best interests of the Company and its stockholders, (ii) approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommending that the Company’s stockholders accept the Offer and tender their Shares to Longhorn Acquisition Corp. pursuant to the Offer and, if necessary, adopt the Merger Agreement.

A summary of the principal terms of the Offer appears on pages S-i through S-vi. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.

The Information Agent for the Offer is:

August 12, 2008

IMPORTANT

If you wish to tender all or a portion of your Shares in the Offer, you should either (i) complete and sign the letter of transmittal (or a facsimile thereof) that accompanies this Offer to Purchase (the “Letter of Transmittal”) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined herein) together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in Section 3— “Procedures for Accepting the Offer and Tendering Shares” or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you hold Shares in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares.

If you wish to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined herein) or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender your Shares by following the guaranteed delivery procedures described in Section 3— “Procedures for Accepting the Offer and Tendering Shares.”

Questions and requests for assistance should be directed to the Information Agent (as defined herein) at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and other materials related to the Offer may also be obtained at our expense from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and other material related to the Offer may be found at www.sec.gov. If you own your Shares through a broker, commercial bank, trust company or nominee, you may contact such broker, commercial bank, trust company or nominee for assistance with the Offer.

SUMMARY TERM SHEET

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery. You are urged to read carefully this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery in their entireties. We have included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Allergy Research Group, Inc. contained herein and elsewhere in the Offer to Purchase has been provided to KI NutriCare, Inc. and Longhorn Acquisition Corp. by Allergy Research Group, Inc. or has been taken from, or is based upon, publicly available documents or records of Allergy Research Group, Inc. on file with the U.S. Securities and Exchange Commission or other public sources at the time of the Offer. KI NutriCare, Inc. and Longhorn Acquisition Corp. have no knowledge that would indicate that any statements contained herein relating to Allergy Research Group, Inc. provided to KI NutriCare, Inc. and Longhorn Acquisition Corp. or taken from or based upon such documents and records field with the U.S. Securities and Exchange Commission are untrue or incomplete in any material respect.

Securities Sought	All issued and outstanding shares of common stock, par value $0.001 per share, of Allergy Research Group, Inc.

Price Offered Per Share	$1.33 in cash, without interest thereon and less any required withholding taxes.

Scheduled Expiration of Offer	The initial expiration date of the Offer shall be 12:00 Midnight, New York City time, on Tuesday, September 9, 2008. See Section 1— “Terms of the Tender Offer.”

Purchaser	Longhorn Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of KI NutriCare, Inc., which is a New York corporation and a wholly-owned subsidiary of Kikkoman Corporation, a corporation organized under the laws of Japan.

Who is offering to buy my securities?

We are Longhorn Acquisition Corp., a Florida corporation, formed for the purpose of making this Offer. We are a wholly-owned subsidiary of KI NutriCare, Inc., a New York Corporation, which we refer to as “KI NutriCare.” KI NutriCare, through its wholly-owned subsidiary, Country Life, LLC, sells a wide range of nutrition products, including, an extensive line of vitamins, nutritional supplements and personal care products. KI NutriCare is a wholly-owned subsidiary of Kikkoman Corporation, a corporation organized under the laws of Japan, which we refer to as “Kikkoman”. Kikkoman is the world’s largest soy sauce brewer and provides a comprehensive range of food stuffs, wines, dining establishments and biotechnology products.

Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Longhorn Acquisition Corp. and, where appropriate, KI NutriCare, Inc. and Kikkoman Corporation. We use the term “KI NutriCare” to refer to KI NutriCare, Inc. alone, the term “Longhorn” to refer to Longhorn Acquisition Corp. alone, the term “Kikkoman” to refer to Kikkoman Corporation alone, and the terms “ARG” or the “Company” to refer to Allergy Research Group, Inc.

See the “Introduction” to this Offer to Purchase and Section 8—“Certain Information Concerning KI NutriCare, Inc., Longhorn Acquisition Corp. and Kikkoman Corporation.”

What are the classes and amounts of securities sought in the Offer?

We are offering to purchase all of the outstanding shares of common stock, par value $0.001 per share, of the Company on the terms and subject to the conditions set forth in this Offer to Purchase. Unless the context

S-i

otherwise requires, in this Offer to Purchase we use the term “Offer” to refer to this offer and the term “Shares” to refer to shares of the Company common stock that are the subject of the Offer.

See the “Introduction” to this Offer to Purchase and Section 1— “Terms of the Tender Offer.”

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $1.33 per Share to you, in cash, without interest thereon and less any required withholding taxes. We refer to this $1.33 per Share amount as the “Offer Price.” If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, commercial bank or other nominee, and your nominee tenders your Shares on your behalf, your broker, commercial bank or other nominee may charge you a fee for doing so. You should consult your broker, commercial bank or other nominee to determine whether any charges will apply.

See the “Introduction” to this Offer to Purchase.

Is there an agreement governing the Offer?

Yes. Longhorn, KI NutriCare and the Company have entered into an Agreement and Plan of Merger dated as of August 8, 2008 (as may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of Longhorn with and into the Company (the “Merger”).

See Section 11— “The Transaction Documents” and Section 15— “Certain Conditions of the Offer.”

Do you have the financial resources to make payment?

Yes. We estimate that we will need approximately $19,506,046 to purchase all of the Shares pursuant to the Offer, and to consummate the Merger, plus related fees and expenses. To the extent necessary, KI NutriCare, our parent company, will provide us with sufficient funds through existing cash balances, cash equivalents and currently available sources of credit to purchase all Shares properly tendered in the Offer and will provide funding for the Merger, which is expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. The Offer is not conditioned upon our or KI NutriCare’s ability to finance the purchase of Shares pursuant to the Offer. Pursuant to the Merger Agreement, KI NutriCare has unconditionally guaranteed the full and complete performance by Longhorn of its respective obligations under the Merger Agreement.

See Section 9— “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender my Shares in the Offer?

No. We do not believe our financial condition is relevant to your decision whether or not to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	through KI NutriCare we will have sufficient funds available through cash on hand to purchase all Shares validly tendered and not properly withdrawn in the Offer;

•	the Offer is not subject to any financing condition; and

•	if we consummate the Offer, we expect to acquire any remaining Shares for the same cash price pursuant to the Merger.

S-ii

See Section 9—“Source and Amount of Funds.”

How long do I have to decide whether to tender my Shares in the Offer?

You will have until 12:00 Midnight, New York City time, on Tuesday, September 9, 2008 (which is the end of the day on Tuesday, September 9, 2008) to tender your Shares in the Offer, unless we extend the Offer. In addition, if we decide under the Merger Agreement to provide a subsequent offering period for the Offer as described below, you will have an additional opportunity to tender your Shares.

See Section 11—“The Transaction Documents” for more details on our ability to, and in some cases, obligation to, provide for a subsequent offering period or extend the offer.

If you cannot deliver everything required to make a valid tender by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described later in this Offer to Purchase prior to that time.

See Section 1—“Terms of the Tender Offer” and Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and under what circumstances?

Yes. We have agreed in the Merger Agreement that we may, in our sole discretion, subject to our rights to terminate the Merger Agreement in accordance with its terms, extend the Offer and its expiration date beyond the initial expiration date or such other date for one or more periods, until a date as of which all of the Offer Conditions, including the Minimum Tender Condition, are satisfied or waived by us. See Section 15— “Certain Conditions of the Offer.” We will also extend the Offer for any period required by applicable rule, regulation or interpretation of the U.S. Securities and Exchange Commission (the “SEC”) or by any other law.

See Section 1— “Terms of the Tender Offer” of this Offer to Purchase for more details on our obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform Computershare Trust Company, N.A., which is the depositary for the Offer (the “Depositary”), of the extension and will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire.

See Section 1— “Terms of the Tender Offer.”

Will there be a subsequent offering period?

We may, without the consent of the Company, provide for a subsequent offering period (and one or more extensions thereof) in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (each, a “Subsequent Offering Period”), following the acceptance for payment of and payment for Shares pursuant to the Offer (the “Acceptance Time”) if at the commencement of any Subsequent Offering Period (or extension thereof) the number of Shares owned by KI NutriCare, Longhorn and their respective subsidiaries (including any Shares beneficially owned by any of the foregoing) represent less than 80% of the then outstanding number of Shares on a fully-diluted basis.

S-iii

If we elect to provide or extend any Subsequent Offering Period, a public announcement of such election or extension will be made no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date or date of termination of any prior Subsequent Offering Period.

See Section 1— “Terms of the Tender Offer.”

What is the most significant condition to the Offer?

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Tender Condition. The Minimum Tender Condition requires that the number of Shares that have been validly tendered (including by guaranteed delivery) in accordance with the terms of the Offer and not properly withdrawn, together with any Shares beneficially owned by KI NutriCare, Longhorn, the Company or any subsidiary of KI NutriCare, Longhorn or the Company, equals at least 67% of the Shares outstanding on a fully diluted basis on the date of purchase.

The Offer also is subject to a number of other conditions set forth in this Offer to Purchase. We expressly reserve the right to waive any such conditions, but, without the Company’s consent, we cannot, among other things, waive the Minimum Tender Condition. There is no financing condition to the Offer.

See Section 15— “Certain Conditions of the Offer.”

How do I tender my Shares?

If you hold your Shares directly as the registered owner, you can tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed and signed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary, no later than the date and time the Offer expires. The Letter of Transmittal is enclosed with this Offer to Purchase.

If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, the institution that holds your Shares can tender your Shares on your behalf, and may be able to tender your Shares through the Depositary. You should contact the institution that holds your Shares for more details.

If you are unable to deliver everything that is required to tender your Shares to the Depositary by the expiration of the Offer, you may obtain a limited amount of additional time by having a broker, a commercial bank or another fiduciary that is an eligible institution guarantee that the missing items will be received by the Depositary using the enclosed Notice of Guaranteed Delivery. To validly tender Shares in this manner, however, the Depositary must receive the missing items within the time period specified in the Notice of Guaranteed Delivery.

See Section 3— “Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Shares?

You may withdraw your previously tendered Shares at any time until the Offer has expired. In addition, if we have not accepted your Shares for payment by Tuesday, September 9, 2008, you may withdraw them at any time after that date until we accept Shares for payment. This right to withdraw will not, however, apply to Shares tendered in any Subsequent Offering Period, if one is provided. See Section 4—“Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares.

See Section 4—“Withdrawal Rights.”

S-iv

What does the Company’s Board think of the Offer?

The Company has represented to us, among other things, that a special committee of its Board of Directors has unanimously determined that the Merger Agreement and the transactions contemplated by the Offer and the Merger Agreement are fair and reasonable and in the best interests of the Company and the Company’s unaffiliated stockholders, and that the Company’s Board of Directors has unanimously adopted resolutions (i) declaring that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair and reasonable to and in the best interests of the Company and its stockholders, (ii) approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommending that the Company’s stockholders accept the Offer and tender their Shares to Longhorn Acquisition Corp. pursuant to the Offer and, if necessary, adopt the Merger Agreement.

A more complete description of the reasons for the Board’s approval of the Offer and the Merger will be set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to you at the same time as this Offer to Purchase.

If a majority of the Shares are tendered and accepted for payment, will the Company continue as a public company?

No. Following the purchase of Shares in the Offer, we expect to consummate the Merger. If the Merger takes place, the Company will no longer be publicly owned. Even if for some reason the Merger does not take place, if we purchase all of the tendered Shares, there may not be a public trading market for the Company’s common stock and the Company may cease to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies.

See Section 13—“Certain Effects of the Offer.”

If I decide not to tender, how will the Offer affect my Shares?

If the Offer is consummated and certain other conditions are satisfied, Longhorn will merge with and into the Company and all the then outstanding Shares (other than those held by the Company, KI NutriCare, Longhorn or any wholly-owned subsidiary of KI NutriCare, Longhorn or the Company or by stockholders who exercise appraisal rights under Florida law) will be cancelled and converted in the Merger into the right to receive an amount in cash equal to the highest price per Share paid pursuant to the Offer, without interest thereon and less any required withholding taxes. If we purchase Shares in the Offer, we will have sufficient voting power to effect the Merger without the affirmative vote of any other stockholder of the Company. Furthermore, if pursuant to the Offer or otherwise, we own in excess of 80% of the outstanding Shares, we may effect the Merger without any further action by the stockholders of the Company.

See Section 11—“The Transaction Documents,” including the subsection entitled “The Merger Agreement.”

If the Merger is consummated, the Company’s stockholders who do not tender their Shares in the Offer will, unless they validly exercise appraisal rights (as described below), be entitled to receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer and the Merger are consummated, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that (i) you will be paid earlier if you tender your Shares in the Offer and (ii) appraisal rights will not be available to you if you tender Shares in the Offer but will be available to you in the Merger. See Section 17—“Appraisal Rights.” If the Offer is consummated but the Merger is not consummated, however, the number of the Company’s stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, as described below, the Company may cease making filings with the SEC or otherwise may not be required to comply with the rules relating to publicly held companies.

See the “Introduction” to this Offer to Purchase and Section 13—“Certain Effects of the Offer.”

S-v

What is the market value of my Shares as of a recent date?

On August 7, 2008 the closing sales price of the Shares reported on the OTC Bulletin Board (the “OTCBB”) was $0.80 per Share.

We encourage you to obtain a recent quotation for the Shares in deciding whether to tender your Shares.

See Section 6—“Price Range of Shares; Dividends.”

What is the “Top-Up Option” and when will it be exercised?

Under the Merger Agreement, if we do not acquire at least 80% of the outstanding Shares in the Offer after our acceptance of and payment for Shares pursuant to the Offer, we have the option, subject to certain limitations, to purchase from the Company at a price per Share equal to the Offer Price up to the number of additional Shares sufficient to cause us to own one Share more than 80% of the Shares then outstanding to enable us to effect a short-form merger under Florida law. We refer to this option as the “Top-Up Option.” The number of additional Shares that we can purchase under the Top-Up Option is limited to the number of authorized but unissued shares of the Company common stock (including as authorized but unissued any Shares held by the Company). We have agreed to exercise the Top-Up Option if doing so would allow us to consummate a short form Merger without a vote of the Company’s stockholders pursuant to Section 607.1104 of the Florida Business Corporation Act.

Will I have appraisal rights in connection with the Offer?

No appraisal rights will be available to you in connection with the Offer. However, stockholders will be entitled to appraisal rights in connection with the Merger if they do not tender their Shares in the Offer and do not vote in favor of the adoption of the Merger Agreement, subject to and in accordance with Florida law. Stockholders must properly perfect their right to seek appraisal under Florida law in connection with the Merger in order to exercise appraisal rights.

See Section 17—“Appraisal Rights.”

What are the material United States federal income tax consequences of tendering Shares?

The receipt of cash in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, you will recognize capital gain or loss in an amount equal to the difference between the amount of cash you receive pursuant to the Offer or the Merger in exchange for your Shares and your adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger, as applicable. This capital gain or loss will be long-term capital gain or loss if you have held the Shares for more than one year as of the date of your sale or exchange of the Shares pursuant to the Offer or the Merger, as applicable. See Section 5— “Certain United States Federal Income Tax Consequences” for a more detailed discussion of the United States federal income tax treatment of the Offer and the Merger.

We urge you to consult with your own tax advisor as to the particular consequences to you of the Offer and the Merger under applicable federal, state, local, foreign and other tax laws.

Who should I call if I have questions about the Offer?

You may call Georgeson, Inc., the information agent for the Offer (the “Information Agent”), at (866) 432-2784. See the back cover of this Offer to Purchase for additional contact information. If you own your Shares through a broker, commercial bank, trust company or nominee, you may contact such broker, commercial bank, trust company or nominee for assistance with the Offer.

S-vi

To the Holders of Shares of

Common Stock of Allergy Research Group, Inc.:

INTRODUCTION

We, Longhorn Acquisition Corp., a Florida corporation and a wholly-owned subsidiary of KI NutriCare, a New York corporation, are offering to purchase for cash all outstanding shares of common stock, par value $0.001 per share (the “Shares” and each, a “Share”), of Allergy Research Group, Inc., a Florida corporation (“ARG” or the “Company”), at a price of $1.33 per Share (the “Offer Price”), to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which collectively, as each may be amended or supplemented from time to time, constitute the “Offer”).

We are making the Offer pursuant to an Agreement and Plan of Merger, dated as of August 8, 2008 (as it may be amended from time to time, the “Merger Agreement”), by and among KI NutriCare, Inc., Longhorn Acquisition Corp. and the Company. The Merger Agreement provides, among other things, for the making of the Offer and also provides that, following the consummation of the Offer and subject to certain conditions, Longhorn Acquisition Corp. will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, wholly-owned by KI NutriCare, Inc. Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each Share outstanding immediately prior to the Effective Time (other than Shares held by the Company, KI NutriCare, Inc., Longhorn Acquisition Corp., or their wholly-owned subsidiaries, all of which will be cancelled and shall cease to exist, and any Shares held by stockholders who properly exercise their appraisal rights under Florida law in connection with the Merger as described in Section 17— “Appraisal Rights”) will be converted into the right to receive an amount in cash equal to the highest price per Share paid in the Offer, without interest thereon and less any required withholding taxes. The Merger Agreement is more fully described in Section 11— “The Transaction Documents.”

Tendering stockholders who are record owners of their Shares and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Longhorn Acquisition Corp. pursuant to the Offer. Stockholders who hold their Shares through a broker, commercial bank or other nominee should consult such institution as to whether it charges any service fees or commissions.

The Company has represented to us, among other things, that a special committee of its Board of Directors has unanimously determined that the Merger Agreement and the transactions contemplated by the Offer and the Merger Agreement are fair and reasonable and in the best interests of the Company and the Company’s unaffiliated stockholders, and that the Company’s Board of Directors has unanimously adopted resolutions (i) declaring that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair and reasonable to and in the best interests of the Company and its stockholders, (ii) approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommending that the Company’s stockholders accept the Offer and tender their Shares to Longhorn Acquisition Corp. pursuant to the Offer and, if necessary, adopt the Merger Agreement.

A more complete description of the reasons for the Board’s approval of the Offer and the Merger will be set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to you at the same time as this Offer to Purchase.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Tender Condition (as described below). The Minimum Tender Condition requires that the number of Shares that have been validly tendered and not properly withdrawn prior to the expiration of the Offer, together with any Shares beneficially owned by KI NutriCare, Inc., Longhorn Acquisition Corp. or any subsidiary thereof, equals at least 67% of the Shares outstanding on a fully diluted basis on the date of purchase. The Offer also is subject to other conditions set forth in this Offer to Purchase. See Section 15— “Certain Conditions of the Offer.”

The Company has advised KI NutriCare, Inc. and Longhorn Acquisition Corp. that Duff & Phelps rendered its written opinion to the Special Committee of the Company’s Board of Directors to the effect that, as of August 6, 2008 and based upon and subject to the assumptions and limiting conditions set forth therein, the Offer Price to be received by the unaffiliated holders of Shares pursuant to the Merger Agreement was fair from a financial point of view to such holders. The full text of the written opinion of Duff & Phelps, dated as of August 6, 2008, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Exhibit (a)(2)(B) to the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 to be filed with the Securities and Exchange Commission (the “SEC”) and which will be mailed to the Company’s stockholders with this Offer to Purchase. Duff & Phelps provided its opinion for the information and assistance of the Special Committee of the Company’s Board of Directors in connection with its consideration of the Offer and the Merger. The opinion of Duff & Phelps does not constitute a recommendation as to whether or not you should tender Shares in connection with the Offer or how you should vote with respect to the adoption of the Merger Agreement or any other matter.

Consummation of the Merger is conditioned upon, among other things, the adoption of the Merger Agreement by the requisite vote of stockholders of the Company, if required by Florida law. Under Section 607.1103 of the Florida Business Corporation Act, the affirmative vote of a majority of the outstanding Shares is the only vote of any class or series of the Company’s capital stock that would be necessary to adopt the Merger Agreement at any required meeting of the Company’s stockholders. If we purchase Shares in the Offer, we will have sufficient voting power to adopt the Merger Agreement without the affirmative vote of any other stockholder of the Company. In addition, Florida law provides that if a corporation owns at least 80% of the outstanding shares of each class of stock of a subsidiary corporation otherwise entitled to vote on the merger, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the Board of Directors or the stockholders of such other corporation. Under the Merger Agreement, if, after the expiration of the Offer or the expiration of any subsequent offering period, KI NutriCare, Inc. and Longhorn Acquisition Corp., taken together, own at least 80% of the outstanding Shares (including shares issued pursuant to the Top-Up Option), KI NutriCare, Inc. and Longhorn Acquisition Corp. are required to take all necessary and appropriate action to cause the Merger to become effective, without a meeting of the holders of Shares. If a vote of the Company’s stockholders is required to adopt the Merger Agreement, we have agreed to cause all Shares purchased pursuant to the Offer and all other Shares beneficially owned by KI NutriCare, Inc., Longhorn Acquisition Corp. or any subsidiary of KI NutriCare, Inc. or Longhorn Acquisition Corp. to be voted in favor of the adoption of the Merger Agreement.

This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1. Terms of the Tender Offer

Longhorn Acquisition Corp. is offering to purchase all of the outstanding Shares of the Company. According to the Company, as of August 8, 2008, there were 14,666,200 Shares issued and outstanding and no other securities of the Company outstanding.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under Section 4—“Withdrawal Rights.” The term “Expiration Date” means 12:00 Midnight, New York City time, on Tuesday, September 9, 2008, unless we, in accordance with the Merger Agreement, extend the period during which the Offer is open, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended, expires.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Tender Condition and the other conditions described in Section 15— “Certain Conditions of the Offer.”

We have agreed in the Merger Agreement that if at the scheduled Expiration Date any of the conditions to our obligation to purchase the Shares have not been satisfied or waived by us, we may, in our sole discretion, subject to our rights to terminate the Merger Agreement in accordance with its terms, extend the Offer and its expiration date beyond the initial expiration date or such other date for one or more periods, until a date as of which all of the Offer Conditions, including the Minimum Tender Condition, are satisfied or waived by us. We shall also extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by any other law.

We have further agreed in the Merger Agreement that, without the consent of the Company, we will not (i) reduce the number of Shares subject to the Offer; (ii) reduce the Offer Price; (iii) change or waive the Minimum Tender Condition; or (iv) change the form of the consideration payable in the Offer.

If we extend the Offer, are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment for Shares) for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4— “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

Except as set forth above, and subject to the applicable rules and regulations of the SEC, we expressly reserve the right to waive any condition to the Offer (other than the Minimum Tender Condition, which may not be waived without the Company’s prior consent), increase the Offer Price and/or modify the other terms of the Offer. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we currently intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders and, with respect to a change in price or a change in percentage of securities sought, a minimum of ten business days generally is required to allow for adequate dissemination to stockholders and investor response.

If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the expiration of the Offer and any extensions thereof, any of the conditions to the Offer have not been satisfied or upon the occurrence of any of the events set forth in Section 15— “Certain Conditions of the Offer.” Under certain circumstances, we may terminate the Merger Agreement and the Offer.

Following our acceptance of and payment for Shares tendered in the Offer (the “Acceptance Time”), we may, without the consent of the Company, elect to provide for a subsequent offering period (a “Subsequent Offering Period”) in accordance with Rule 14d-11 of the Exchange Act for up to 20 business days if at the commencement of the Subsequent Offering Period, the number of Shares owned by us and our affiliates represents less than 80% of the outstanding number of Shares on a fully-diluted basis. We are required pursuant to the Merger Agreement to as promptly as practicable accept and pay for Shares validly tendered during the Subsequent Offering Period.

Except to the extent required by the Merger Agreement, we do not currently intend to provide a Subsequent Offering Period for the Offer, although we reserve the right to do so. If we elect to provide or extend any Subsequent Offering Period, a public announcement of such inclusion or extension will be made no later than 9:00 a.m., New York City time, on the next business day following the Expiration Date.

Under the Merger Agreement, if we do not acquire at least 80% of the outstanding Shares in the Offer after our acceptance of, and payment for Shares pursuant to the Offer, we have the option, subject to certain limitations, to purchase from the Company at a price per Share equal to the Offer Price up to the number of additional Shares sufficient to cause us to own one Share more than 80% of the Shares then outstanding, in order to enable us to effect a short-form merger under Florida law. We refer to this option as the “Top-Up Option.” The number of additional Shares that we can purchase under the Top-Up Option is limited to the number of authorized but unissued shares of the Company common stock (including as authorized but unissued any Shares held by the Company). We agreed in the Merger Agreement to exercise the Top-Up Option if doing so would allow us to consummate the Merger without a vote of the Company’s stockholders pursuant to Section 607.1104 of the Florida Business Corporation Act.

The Company has provided us with the Company’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed (along with the Schedule 14D-9, which will be mailed together with the Offer to Purchase and Letter of Transmittal) to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.    Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as promptly as practicable following the later of (i) the earliest date as of which we are permitted under applicable law to accept such Shares for payment and (ii) the earliest date as of which each of the conditions of the Offer set forth in Section 15— “Certain Conditions of the Offer” shall have been satisfied or waived. If we elect to provide a Subsequent Offering Period, we will accept for payment and pay for all Shares validly tendered and not withdrawn during such Subsequent Offering Period as promptly as practicable after any such Shares are tendered during any Subsequent Offering Period and in any event in compliance with Rule 14d-11 under the Exchange Act.

If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in Section 4—“Withdrawal Rights.”

In all cases, we will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) or an affidavit of loss relating to such Share Certificates, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

The term “Agent’s Message” means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Longhorn Acquisition Corp. may enforce such agreement against such participant.

For purposes of the Offer (including during a Subsequent Offering Period), we will be deemed to have accepted for payment Shares validly tendered and not properly withdrawn as, if and when, we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4—“Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the purchase price for Shares by reason of any extension of the Offer or any delay in making such payment.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing such unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3— “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

3.    Procedures for Accepting the Offer and Tendering Shares

Valid Tenders. In order for a stockholder to validly tender Shares pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (A) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery.”

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received prior to the Expiration Date by the Depositary as provided below; and

•

the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the OTC Bulletin Board (the “OTCBB”) is open for business.

The Notice of Guaranteed Delivery may be transmitted by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Longhorn Acquisition Corp.

Notwithstanding any other provision of this Offer, payment for Shares tendered and accepted for payment pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

No alternative, conditional or contingent tenders will be accepted, and no fractional Shares will be purchased. By executing the Letter of Transmittal (or facsimile thereof), the tendering stockholder waives any right to receive any notice of the acceptance for payment of the Shares.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Longhorn Acquisition Corp., the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Appointment. By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint Longhorn Acquisition Corp. or designees of Longhorn Acquisition Corp. as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Longhorn Acquisition Corp. and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment and pay for Shares tendered by such stockholder as provided herein and deposit the purchase price therefor with the Depositary. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Longhorn Acquisition Corp. will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company’s stockholders, or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Longhorn Acquisition Corp. must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.

Backup Withholding. Under the “backup withholding” rules of United States federal income tax law, the Depositary may be required to withhold and pay over to the Internal Revenue Service 28% of the amount of any payments pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to payments to certain payees of the Offer Price for Shares purchased pursuant to the Offer, each such payee must provide the Depositary with such payee’s correct taxpayer identification number (“TIN”) and certify that such payee is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. Certain payees (including, among others, all corporations and certain foreign individuals and entities) are exempt from backup withholding. If a payee does not provide its correct TIN, fails to provide the certifications described above, establish an exemption from withholding or otherwise fails to comply with the backup withholding rules, the Internal Revenue Service may impose a penalty on the payee and payment to the payee pursuant to the Offer may be subject to backup withholding. All payees surrendering Shares pursuant to the Offer who are United States persons (as defined for U.S. federal income tax purposes) should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Foreign stockholders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. Such payees should consult a tax advisor to determine which Form W-8 is appropriate. See Instruction 8 of the Letter of Transmittal.

4.    Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Longhorn Acquisition Corp. pursuant to the Offer, may also be withdrawn at any time after Tuesday, September 9, 2008.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3— “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3—“Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Date.

No withdrawal rights will apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1—“Terms of the Tender Offer.”

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and our determination will be final and binding. None of Longhorn Acquisition Corp., the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.    Certain United States Federal Income Tax Consequences

The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to beneficial owners of the Shares (“holders”) whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to holders of the Shares. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. The discussion applies only to holders who hold their Shares as capital assets within the meaning of Section 1221 of the Code. This discussion does not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of holders subject to special rules (such as insurance companies, partnership or other pass-through entities and persons holding their Shares through a partnership or other pass-through entity, tax-exempt organizations, financial institutions and broker-dealers, or persons subject to alternative minimum tax). This discussion does not discuss the United States federal income tax consequences to any holder who, for United States federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws or federal tax laws other than United States federal income tax laws.

Because individual circumstances may differ, each holder should consult its, his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Offer and the Merger, including the application and effect of the alternative minimum tax and any federal, state, local and foreign tax laws.

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received pursuant to the offer or the Merger in exchange for its Shares and the holder’s adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that the holder’s holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Certain limitations may apply to the deductibility of holder’s capital losses.

A holder whose Shares are purchased in the Offer or exchanged for cash pursuant to the Merger may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

6.    Price Range of Shares; Dividends

The Shares currently trade on the OTCBB under the symbol “ALRG.” According to the Company, as of the close of business on August 8, 2008 (A) 14,666,200 Shares were issued and outstanding; (B) no shares of the Company’s preferred stock were issued or outstanding; (C) 439,155 Shares were held by the Company in its treasury; (D) there were no Shares or shares of the Company’s preferred stock reserved for issuance, (E) there were no outstanding options or warrants to purchase Shares; and (F) 656,250 Shares were reserved for issuance under the Company’s equity incentive plans.

The following table sets forth, for the periods indicated, the high and low sale prices per Share for each quarterly period presented, as reported by the OTCBB based on published financial sources.

	High	Low
Year Ended December 31, 2006	$1.12	$0.55
First Quarter	$1.12	$0.81
Second Quarter	$0.95	$0.85
Third Quarter	$0.90	$0.55
Fourth Quarter	$0.87	$0.69
Year Ending December 31, 2007	$0.95	$0.67
First Quarter	$0.90	$0.79
Second Quarter	$0.85	$0.67
Third Quarter	$0.95	$0.70
Fourth Quarter	$0.93	$0.81
Year Ending December 31, 2008*	$0.90	$0.62
First Quarter	$0.87	$0.73
Second Quarter	$0.90	$0.74
Third Quarter*	$0.80	$0.62

*	Reflects partial period through August 7, 2008

On August 7, 2008 the closing sales price of the Shares reported on the OTCBB was $0.80 per Share. The Offer Price represents a premium of approximately 66% over the closing price on August 7, 2008. The Company has never paid any dividends on the Shares. Under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares. Stockholders are urged to obtain a current market quotation for the Shares.

7.    Certain Information Concerning the Company

General. The Company is a Florida corporation with its principal executive offices located at 2300 North Loop Road, Alameda, California 94502. The Company’s telephone number is (800) 545-9960. The Company is a nutraceutical research and product formulation company focused on developing, contract manufacturing, marketing and selling vitamins and nutritional supplements.

Except as specifically described herein, the information concerning the Company contained in this Offer to Purchase has been taken from or is based upon information furnished by the Company or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth herein is qualified in its entirety by reference to the Company’s public filings with the SEC (which may be obtained and inspected as described below) and should be reviewed in conjunction with the more comprehensive financial and other information contained in such reports and other publicly available information. None of KI NutriCare, Inc., Longhorn Acquisition Corp. or any of their affiliates has any knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, none of KI NutriCare, Inc., Longhorn Acquisition Corp. or any of their affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such documents or records, or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to KI NutriCare, Inc., Longhorn Acquisition Corp. or their affiliates.

Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file annual, quarterly and current reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company’s stockholders and filed with the SEC. Such reports, proxy statements and other information are available for inspection at the public reference room at the SEC’s offices at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information regarding the public reference room may be obtained from the SEC by telephoning 1-800-SEC-0330. Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 and can be obtained electronically on the SEC’s website at http://www.sec.gov.

The Company has represented to us that it does not prepare financial projections, and accordingly has not made available to us any non-public financial projections regarding the Company.

8.    Certain Information Concerning KI NutriCare, Inc., Longhorn Acquisition Corp. and Kikkoman Corporation

KI NutriCare, Inc. is a New York corporation. KI NutriCare, Inc.’s principal executive offices are located at 180 Vanderbilt Motor Parkway, Hauppauge, NY 11788. The telephone number of KI NutriCare, Inc.’s principal executive offices is (631) 232-5400. KI NutriCare, Inc. is a wholly-owned subsidiary of Kikkoman Corporation, a corporation organized under the laws of Japan. KI NutriCare, Inc. is a holding company, which through its wholly-owned subsidiary, Country Life, LLC, sells a wide range of nutrition products, including, an extensive line of vitamins, nutritional supplements and personal care products. Kikkoman Corporation’s principal executive offices are located at 250 Noda, Noda-shi, Chiba 278-8601, Japan. The telephone number of Kikkoman’s principal executive offices is 81(4)7123-5111. Kikkoman Corporation is world’s largest soy sauce brewer and provides a comprehensive range of foodstuffs, wines, dining establishments and biotechnology products.

Longhorn Acquisition Corp. is a Florida corporation and a wholly-owned subsidiary of KI NutriCare, Inc. Longhorn Acquisition Corp. was organized by KI NutriCare, Inc. to acquire the Company and has not conducted any unrelated activities since its organization. All outstanding shares of the capital stock of Longhorn Acquisition Corp. are wholly-owned by KI NutriCare, Inc. Longhorn Acquisition Corp.’s principal executive offices are located at the same address as KI NutriCare, Inc.’s principal executive office listed above, and its telephone number at that address is the same telephone number as KI NutriCare, Inc.’s telephone number listed above.

The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of KI NutriCare, Inc., Longhorn Acquisition Corp. and Kikkoman Corporation are listed in Schedule I to this Offer to Purchase.

During the last five years, none of KI NutriCare, Inc., Longhorn Acquisition Corp., Kikkoman Corporation or, to the best knowledge of KI NutriCare, Inc., Longhorn Acquisition Corp. and Kikkoman Corporation, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as described in this Offer to Purchase and in Schedule I hereto, (i) none of KI NutriCare, Inc., Longhorn Acquisition Corp., Kikkoman Corporation or, to the best knowledge of KI NutriCare, Inc., Longhorn Acquisition Corp. and Kikkoman Corporation, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of KI NutriCare, Inc., Longhorn Acquisition Corp. and Kikkoman Corporation or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of KI NutriCare, Inc., Longhorn Acquisition Corp., Kikkoman Corporation or, to the best knowledge of KI NutriCare, Inc., Longhorn Acquisition Corp. and Kikkoman Corporation, any of the persons or entities referred to in Schedule I hereto nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of KI NutriCare, Inc., Longhorn Acquisition Corp., Kikkoman Corporation or, to the best knowledge of KI NutriCare, Inc., Longhorn Acquisition Corp., and Kikkoman Corporation any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

Except as set forth in this Offer to Purchase, none of KI NutriCare, Inc., Longhorn Acquisition Corp., Kikkoman Corporation or, to the best knowledge of KI NutriCare, Inc., Longhorn Acquisition Corp. and Kikkoman Corporation, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between KI NutriCare, Inc., Longhorn Acquisition Corp., Kikkoman Corporation or any of its other subsidiaries or, to the best knowledge of KI NutriCare, Inc., Longhorn Acquisition Corp., Kikkoman Corporation and any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

9.    Source and Amount of Funds

Longhorn Acquisition Corp. estimates that it will need approximately $19,506,046 to purchase all of the Shares pursuant to the Offer, and to consummate the Merger, plus related fees and expenses. KI NutriCare, Inc. will provide Longhorn Acquisition Corp. with sufficient funds to purchase all Shares properly tendered in the Offer and to provide funding for our Merger with the Company, which is expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. The Offer is not conditioned upon our ability to finance the purchase of Shares pursuant to the Offer. In addition, KI NutriCare, Inc. expects to obtain the necessary funds from existing cash balances, cash equivalents and currently available sources of credit.

Longhorn Acquisition Corp. does not think its financial condition is relevant to a decision by the holders of Shares whether or not to tender Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	Longhorn Acquisition Corp., through KI NutriCare, Inc., which has unconditionally guaranteed Longhorn Acquisition Corp.’s obligations under the Merger Agreement, will have sufficient funds available to purchase all Shares validly tendered and not properly withdrawn in the Offer in light of KI NutriCare, Inc.’s financial capacity in relation to the amount of consideration payable;

•	the Offer is not subject to any financing condition; and

•	if Longhorn Acquisition Corp. consummates the Offer, it expects to acquire any remaining Shares for the same cash price in the Merger.

10.  Background of the Offer; Past Contacts or Negotiations with the Company

Kikkoman Corporation has, from time to time, explored various strategic options potentially available to further its long-term strategic plan to accelerate expansion of its food and health business in the United States. These options have included seeking out and evaluating strategic acquisition candidates, as well as establishing collaborative research and development efforts, particularly in the field of nutritional supplements, and organically expanding its business.

In December 2007, representatives of Kikkoman Corporation met with representatives of PriceHorne, LLC (“PriceHorne”) to discuss a potential retention of PriceHorne to provide advisory services with respect to an analysis of, and potential business combination with, or investment in, the Company.

On March 3, 2008, Kikkoman Corporation retained PriceHorne as its advisor in connection with a possible acquisition of the Company.

In early March 2008, a PriceHorne partner, John Price, attempted to contact the Company’s CEO, Dr. Stephen Levine, by telephone and email messages seeking an opportunity to discuss Kikkoman Corporation’s desire to explore potential business opportunities and/or equity investment in the Company.

On March 10, 2008, Mr. Price discussed Kikkoman Corporation’s interest in the Company by telephone with Dr. Levine who informed Mr. Price to call back the next day when the Company’s President, Manfred Salomon, would be available to participate in the discussions. In addition, Dr. Levine, who beneficially owns a majority of the Company’s outstanding common stock, mentioned that he did not have any particular interest in discussing a sale of the shares of Common Stock of the Company to Kikkoman Corporation at that time.

On March 11, 2008, Mr. Price called Dr. Levine and Mr. Salomon. During this discussion, Mr. Price provided general information regarding Kikkoman Corporation and its history, its US supplement business and strategy and that it was interested in exploring ways to build greater value via a strategic alliance, equity investment or business combination with the Company. During the course of the call, the representatives of each of the companies exchanged general information regarding potential business opportunities. Mr. Price suggested a face-to-face meeting at the Natural Products Expo West, which was to be held at the Anaheim Convention Center, CA later that week. The Company informed Mr. Price that the two companies would need to sign a non-disclosure agreement before participating in any substantive discussions.

On March 13, 2008, a PriceHorne partner, Andrew Horne, met with Mr. Salomon at the Orange County Hyatt to deliver an executed confidentiality agreement, dated as of March 12, between Kikkoman Corporation and the Company with respect to such discussions. Mr. Salomon and Mr. Horne exchanged additional information and Mr. Horne suggested that Mr. Salomon meet with representatives from Kikkoman Corporation the following day to discuss matters further.

On March 14, 2008, Kenichi Saito, Director and Executive Corporate Officer of Kikkoman Corporation, Mr. Osamu Mogi, Manager, Administration, Foreign Operations Department of Kikkoman Corporation, and Mr. Horne met with Mr. Salomon at the Anaheim Marriott. Mr. Mogi presented information about Kikkoman Corporation, its food and health strategy, its dietary supplement business in the US and its desire to explore potential opportunities with the Company as a partner in its efforts to grow its supplement business. In addition,

Mr. Saito expressed Kikkoman Corporation’s potential interest in acquiring the Company at a price of $1.06 per Share, subject to due diligence, corporate approvals and other customary terms and conditions. In the course of those discussions, Mr. Salomon indicated that management of the Company was in the process of considering various options to grow its business, and that he would present this proposal to the Company’s board of directors.

On March 18, 2008, Mr. Salomon informed Mr. Horne by telephone that Mr. Salomon had informed the board of Kikkoman Corporation’s acquisition proposal, but the board concluded not to take any further action with respect to the proposal at that time.

On April 23, 2008, Mr. Horne called Mr. Salomon to advise the Company that Kikkoman Corporation continued to be interested in a transaction. Mr. Salomon replied that the Company was not in a position to continue further discussions at that time.

On May 19, 2008, Mr. Horne called Mr. Salomon again to advise the Company that Kikkoman Corporation continued to be interested in a transaction. Mr. Salomon replied that the Company was not in a position to engage in discussions at that time.

On June 2, 2008, Mr. Horne called Mr. Salomon again to advise the Company that Kikkoman Corporation continued to be interested in a transaction. Mr. Salomon replied that the Company was not in a position to engage in discussions at that time.

On June 3, 2008, Dr. Levine and Mr. Salomon called Mr. Horne to explain that (i) the Company had entered into exclusive negotiations with a third party regarding a potential sale of the Company, pursuant to a letter of intent that had terminated on May 31, 2008, (ii) that an agreement had not been reached, and (iii) the Company was interested in discussing the merits of a potential acquisition with Kikkoman Corporation.

On June 4, 2008, Mr. Price, Mr. Horne and Mr. Hornung, a director of PriceHorne, met with Kikkoman Corporation’s legal advisors, O’Melveny and Myers LLP, in San Francisco to discuss Kikkoman Corporation’s interest in the Company. Later that day, representatives of PriceHorne met with Dr. Levine and Mr. Salomon at the Company’s offices in Alameda to discuss a potential acquisition and preliminary views on the manner in which the Company would become an integral part of Kikkoman Corporation’s nutritional supplement business. Dr. Levine and Mr. Salomon advised PriceHorne that it would be helpful to receive a written expression of interest that included an indicative price range in order to evaluate whether an acquisition would be in the best interest of the Company and its shareholders.

On June 5, 2008, Kikkoman Corporation delivered a preliminary, non-binding letter that expressed interest in acquiring the Company without proposing an indicative price range. Mr. Horne advised Mr. Salomon that Kikkoman Corporation would need to get approval from certain representative directors of Kikkoman Corporation in order to provide an indicative price range.

On June 14, 2008, certain representative directors of Kikkoman Corporation discussed the potential acquisition of the Company and authorized the delivery of a preliminary, non-binding indication of interest at an indicative price range of $1.17 to $1.37 per Share, which represented a 48% to 73% premium above the Company’s share price on June 14 of $0.79 per share.

On June 18, 2008, Mr. Saito and Mr. Horne visited the Company’s offices to present the non-binding indication of interest, which included an indicative price range of $1.17 to $1.37 per Share, subject to further due diligence, and an obligation for the Company to negotiate exclusively with Kikkoman Corporation through July 25, 2008. Mr. Saito and Mr. Horne indicated that employment agreements for Mr. Salomon and additional employees to be identified in the diligence process and a consulting agreement for the retention of the services of Dr. Levine and Susan Levine would be critical to Kikkoman Corporation’s interest in the Company, and preserving the value of the Company following a potential acquisition.

On June 19, 2008, Mr. Salomon informed Mr. Horne that the Company was not prepared to countersign unless the $3 million difference in the price range was subject to a holdback escrow to address exposure to certain contingent liabilities, with the remainder paid out to the Company’s stockholders.

Between June 19 and June 27, the parties negotiated the terms of a non-binding indication of interest.

On June 27, 2008, the parties signed an indication of interest which expressed Kikkoman Corporation’s non-binding interest in acquiring the Company at an indicative price of $1.37 per share with a $3 million holdback (representing a holdback per Share of $0.20), or other mutually agreeable alternative to address certain contingent liabilities. In order to allow Kikkoman Corporation an opportunity to perform diligence on the Company to confirm its interest and to negotiate mutually acceptable definitive documentation, the non-binding indication included a binding mutual confidentiality agreement and a binding exclusivity agreement by the Company to cease discussion of any alternative proposal and to not solicit alternative offers prior to July 25, and certain related obligations unless the indication of interest was earlier terminated by the Company and Kikkoman Corporation.

From July 1, 2008 through August 8, 2008, further meetings between management of the Company and Kikkoman Corporation’s representatives were held; physical data rooms were made available to Kikkoman Corporation and its representatives, and the Company responded to numerous questions and inquiries regarding its business.

On July 14, representatives of the Company and Kikkoman Corporation met for an in-person diligence meeting. At the meeting, Kikkoman Corporation proposed a $1 million reduction of the purchase price in lieu of the $3 million holdback account, representing a reduction to the price per Share from $1.37 to $1.30, in exchange for no escrow to cover future contingencies and partial indemnity from Dr. Levine in favor of Kikkoman Corporation on a pending books and records action against the Company by one of the Company’s shareholders. The Company indicated that the Board of Directors would consider the proposal.

On July 15, 2008, O’Melveny & Myers LLP provided draft copies of the employment agreement for Fred Salomon and Employment Separation and General Release Agreement and Consulting Agreement for Dr. Levine to the Company’s legal counsel, The Law Offices of Gretchen Cowen, APC.

On July 16, 2008, O’Melveny & Myers LLP sent an initial draft of the Merger Agreement and a Tender and Support Agreement to the Company’s legal counsel, the Law Offices of Gretchen Cowen. The draft of the Merger Agreement contemplated, among other things, that if the Company terminated the Merger Agreement (subject to certain exceptions), and in some circumstances, if KI NutriCare, Inc. or Longhorn Acquisition Corp. terminated the Merger Agreement, then KI NutriCare, Inc. would be entitled to a termination fee of $1,000,000 plus all fees and expenses incurred by KI NutriCare, Inc., Longhorn Acquisition Corp. and Kikkoman Corporation. The Tender and Support Agreement included a profit sharing provision that provided that if the Tender and Support Agreement was terminated as a result of the termination of the Merger Agreement, in certain circumstances, KI NutriCare, Inc. would be entitled to 50% of the proceeds in excess of the agreed upon price for the tender offer if Dr. Levine chose to tender into an alternative offer or if KI NutriCare, Inc. raises the offer price.

On July 22, 2008, the Law Offices of Gretchen Cowen, APC submitted a mark-up of the Merger Agreement that indicated, among other things, that a transaction with a termination fee was not acceptable to the Company and that the profit sharing provision in the Tender and Support Agreement would not be acceptable to the Company or Dr. Levine at that time.

On July 22, 2008, a conference was held between Mr. Horne, Mr. Hornung, Mr. Salomon, Dr. Levine and legal counsel from O’Melveny & Myers, LLP and Law Offices of Gretchen Cowen, APC to review the status of negotiations, the special committee review process and the proposed timeline. Legal counsel from Law Offices of Gretchen Cowen, APC indicated that the special committee did not anticipate receipt of the preliminary fairness opinion until July 25, 2008 and the timeline would need to be moved to accommodate the special committee in its review and, in addition, to accommodate the timing needs of ARG’s management team.

On July 24, 2008, O’Melveny & Myers LLP indicated to the Law Offices of Gretchen Cowen, APC that Kikkoman Corporation was not willing to proceed with a transaction that did not provide for a termination fee in the circumstances set forth in the Merger Agreement or a Tender and Support Agreement that did not include a profit-sharing provision, but proposed a reduction of the termination fee to $400,000 plus costs and expenses. On the same date, counsel to the Company submitted additional comments on the Merger Agreement from McCracken, Walker & Rhoads LLP, special counsel to the Special Committee of the Company. On the same date, the Company sent a written counteroffer to Mr. Saito, indicating, that the Board of Directors of the Company had met to discuss Kikkoman Corporation’s offer, but proposed a higher price of $1.35 per Share and a more limited indemnity from Dr. Levine, all of which would be subject to approval by the Company’s special committee during its fairness review.

On July 25, 2008, O’Melveny & Myers LLP submitted draft copies of employment agreements for designated employees. From July 25 through August 8, 2008, O’Melveny & Myers LLP continued to negotiate the employment agreements with the Company.

On July 25, 2008, the Board of Directors of Kikkoman Corporation approved the conditions under which it was willing to cause KI NutriCare to enter into the Merger Agreement. On the same date, Mr. Horne contacted Mr. Salomon indicating that the Board of Directors of Kikkoman Corporation had approved the Merger Agreement and the offer of $1.30 per Share. O’Melveny & Myers LLP, counsel to Kikkoman Corporation confirmed that the Company’s offer of $1.35 per Share had been rejected, but that representatives of Kikkoman Corporation had been authorized to further negotiate the terms of any indemnification Agreement from Dr. Levine and Mrs. Levine.

On July 25, 2008, representatives of Kikkoman Corporation requested an extension of the exclusively clause from the Company to August 1, 2008.

On July 25, 2008, Dr. Levine sent a written acceptance of the extension of the exclusivity clause and the pricing adjustment subject to recognition that the transaction would require approval by the special committee, to revisit the price if litigation was settled prior to execution of a definitive agreement, and willingness to continue to negotiate the scope of the personal indemnity by Dr. Levine. Mr. Price then contacted Mr. Salomon and Dr. Levine to confirm these conditions and indicated that Kikkoman Corporation would accept the conditions, requesting that Dr. Levine execute the extension of the exclusivity clause to August 4, 2008.

On July 25, 2008, the Company and Kikkoman Corporation agreed to extend the exclusivity provision in the indication of interest until August 4, 2008 to provide the Company and Kikkoman Corporation additional time to resolve outstanding issues.

On July 28, 2008, the Law Offices of Gretchen Cowen, APC indicated to O’Melveny & Myers LLP that the Company was unwilling to accept a termination fee of $400,000 plus costs and expenses and wanted the termination fee to be inclusive of costs and expenses and, further, that Dr. Levine wanted a reduction in the penalty set forth in the Tender and Support Agreement from 50% to 20%.

On July 29, 2008, representatives of Kikkoman Corporation and the Company agreed to a reduced termination fee equal to $250,000 plus costs and expenses not to exceed $750,000 and Dr. Levine agreed to the reduction of the penalty clause in the Tender and Support Agreement to 35%.

From July 29, 2008 until August 8, 2008, representatives of Kikkoman Corporation and the Company continued their negotiation of the terms of the Merger Agreement and employment agreements.

On July 31, 2008, representatives of Kikkoman Corporation and ARG, together with their respective legal counsel, met to resolve any outstanding items and to establish a timeline for finalization of the documentation to be sent to the special committee of the ARG Board.

On August 4, 2008, a conference was held between Mr. Horne, Mr. Salomon, Dr. Levine, Ms. Laura Johnson of the Company and legal counsel from O’Melveny & Myers, LLP and Law Offices of Gretchen Cowen, APC to review the status of the final fairness opinion and special committee review process and the proposed timeline for commencement of the Offer. On that same day, legal counsel for ARG, Law Offices of Gretchen Cowen, APC, contacted the representative from Duff & Phelps to notify him of the proposed timeline for commencement of the Offer.

On August 4, 2008, the Company and Kikkoman Corporation agreed to extend the exclusivity provision in the indication of interest until August 8, 2008 to provide the Company and Kikkoman Corporation additional time to finalize outstanding issues.

On August 5, 2008, representatives of Kikkoman Corporation and the Company agreed to increase the price per Share to $1.33.

On August 6, 2008, representatives of the Company informed representatives of Kikkoman Corporation that the Company’s Board of Directors, following the unanimous determination by the Special Committee that the Merger Agreement and the transactions contemplated by the Offer and the Merger Agreement are fair and reasonable and in the best interests of the Company and the Company’s unaffiliated stockholders, duly and unanimously adopted resolutions (i) declaring that the Merger Agreement and the transactions contemplated thereby, including the tender offer and the merger, are fair and reasonable to and in the best interests of the Company and its stockholders, (ii) approving and declaring advisable the Merger Agreement the transactions contemplated thereby, including the tender offer and the merger, are fair and reasonable to and in the best interests of the Company and its stockholders (such approval having been made in accordance with the Florida Business Corporation Act), and (iii) recommending that the Company’s stockholders accept the tender offer, tender their Shares to Merger Sub pursuant thereto and, if necessary, adopt the Merger Agreement.

On August 8, 2008, KI NutriCare, Inc., Longhorn Acquisition Corp. and the Company executed the Merger Agreement.

11.  The Transaction Documents

The Merger Agreement. The following is a summary of the material provisions of the Merger Agreement. The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to the Schedule TO and is incorporated herein by reference. For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement. The Merger Agreement is not intended to provide you with any other factual information about KI NutriCare, Inc., Longhorn Acquisition Corp. or the Company. Such information can be found elsewhere in this Offer to Purchase.

The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable after the date of the Merger Agreement, which was August 8, 2008. The obligations of Longhorn Acquisition Corp. to (and the obligations of KI NutriCare, Inc. to cause Longhorn Acquisition Corp. to) purchase, accept for payment, and pay for, Shares tendered pursuant to the Offer are subject only to the satisfaction or waiver of certain conditions (the “Offer Conditions”) that are described in Section 15— “Certain Conditions of the Offer.” Longhorn Acquisition Corp. expressly reserves the right to increase the Offer Price and to waive any of the Offer Conditions and/or modify the terms of the Offer, except that without the consent of the Company, Longhorn Acquisition Corp. shall not (i) reduce the number of Shares subject to the Offer; (ii) reduce the Offer Price; (iii) change or waive the Minimum Tender Condition; or (iv) change the form of the consideration payable in the Offer.

The Merger Agreement provides that, if at the scheduled Expiration Date, any of the conditions to the obligation to purchase the Shares have not been satisfied or waived, Longhorn Acquisition Corp. may, in its sole discretion, extend (and re-extend) the Offer and its expiration date beyond the initial expiration date or such other date for one or more periods, until a date as of which all of the Offer Conditions, including the Minimum Tender Condition, are satisfied or waived. Longhorn Acquisition Corp. shall also extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by any other law. Longhorn Acquisition Corp. is required to accept and pay for Shares validly tendered and not withdrawn as promptly as practicable following the later of: (i) the earliest date as of which Longhorn Acquisition Corp. is legally permitted to accept such tendered Shares and (ii) the earliest date as of which each of the Offer Conditions are satisfied or waived.

Subsequent Offering Period. The Merger Agreement provides that following the Acceptance Time, Longhorn Acquisition Corp. may, without the consent of the Company, make available a subsequent offering period (a “Subsequent Offering Period”) in accordance with Rule 14d-11 of the Exchange Act if at the commencement of the Subsequent Offering Period, the number of Shares owned KI NutriCare, Inc., Longhorn Acquisition Corp. and their respective subsidiaries represent less than 80% of the outstanding number of Shares. Longhorn Acquisition Corp. is required to accept and pay for Shares validly tendered during the Subsequent Offering Period as promptly as practicable after such Shares are so tendered.

Top-Up Option. The Company granted Longhorn Acquisition Corp. an option to purchase from the Company shares of the Company’s common stock (the “Top-Up Option Shares”) equal to the number of Shares that when added to the number of Shares owned by Longhorn Acquisition Corp. immediately prior to the exercise thereof (which cannot be less than 67%), constitutes one share more than 80% of the number of Shares then outstanding (after giving effect to the issuance of the Top-Up Option Shares) for a purchase price per Top-Up Option Share equal to the Offer Price. Notwithstanding the foregoing, Longhorn Acquisition Corp. has agreed to only exercise the “top-up option” if doing so would allow it to consummate the merger without approval of the Company’s stockholders pursuant to Section 607.1104 of the Florida Business Corporation Act. Longhorn Acquisition Corp. may pay the exercise price for the “top-up option,” at its election, either (i) in cash or (ii) by paying cash in an amount not less than the aggregate par value of the Top-Up Option Shares and by delivering to the Company a promissory note having a principal amount equal to the remainder of the exercise price. Longhorn Acquisition Corp. is required to consummate the Merger pursuant to Section 607.1104 of the Florida Business Corporation Act within five business days after the Company issues the Top-Up Option Shares.

The Merger. The Merger Agreement provides that, at the effective time of the Merger (the “Effective Time”), Longhorn Acquisition Corp. will be merged with and into the Company with the Company being the surviving corporation (the “Surviving Corporation”). Following the Merger, the separate existence of Longhorn Acquisition Corp. will cease, and the Company will continue as the Surviving Corporation, wholly-owned by KI NutriCare, Inc. The directors of Longhorn Acquisition Corp. immediately prior to the Effective Time will be the directors of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, subject to the Employment Separation and General Release Agreements discussed below.

Pursuant to the Merger Agreement, at the Effective Time, each Share that is held by the Company, KI NutriCare, Inc., Longhorn Acquisition Corp. or by their wholly-owned subsidiaries, shall automatically be canceled and shall cease to exist, and no cash or other consideration shall be delivered in exchange therefor.

Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with the foregoing sentence and Appraisal Shares (as defined below)) shall be canceled and converted into the right to receive the highest price per Share paid pursuant to the Offer, without interest thereon and less any required withholding taxes (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate formerly representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

Shares outstanding immediately prior to the Effective Time held by a holder who is entitled to demand, and who properly demands, appraisal for such Shares in accordance with Section 607.1302 of the Florida Business Corporation Act (“Appraisal Shares”) shall not be converted into a right to receive the Merger Consideration. Such stockholder shall be entitled to receive payment of the fair value of such Shares in accordance with the provisions of Section 607.1330 of the Florida Business Corporation Act. However, if such holder fails to perfect or shall have effectively withdrawn or otherwise lost such holder’s right to appraisal, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration.

Representations and Warranties. In the Merger Agreement, the Company has made representations and warranties to KI NutriCare, Inc. and Longhorn Acquisition Corp., including representations relating to: the organization, existence and good standing of the Company and its wholly-owned subsidiary, Nutricology, Inc., a California corporation; the Company’s capitalization, including in particular the number of shares of Company common Stock, stock options and other equity-based interests; the Company’s corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement; the consents required in connection with the Merger Agreement and conflicts between the Company’s execution and deliver of the Merger Agreement and the Company’s organizational documents, contracts to which the Company is a party and any judgment of any governmental authority or applicable law; the required consents and approvals of governmental authorities in connection with the transactions contemplated by the Merger Agreement; the Company’s subsidiary; the timeliness and compliance with requirements of the Company’s SEC filings, including the accuracy and compliance with requirements of the financial statements contained therein; the sufficiency and effectiveness of the Company’s internal controls and procedures; the absence of material adverse changes; legal proceedings; accuracy of the information supplied by the Company for inclusion in filings made with the SEC in connection with the Merger, the Offer and the transactions contemplated thereby; absence of undisclosed broker’s and finder’s fees; employee benefit plans; tax matters; environmental matters; compliance with laws; intellectual property matters; employment matters; insurance; material contracts and the performance of obligations thereunder; real property matters; the inapplicability of anti-takeover statutes; the absence of products liability; and the absence of related party transactions.

In the Merger Agreement, KI NutriCare, Inc. and Longhorn Acquisition Corp. have made representations and warranties to the Company, including representations relating to: organization, existence and capitalization; authorization with respect to the Merger Agreement; no conflicts with or consents required in connection with the Merger Agreement; information supplied; availability of funds; ownership of the Company’s common stock; absence of broker’s and finder’s fees; and absence of litigation.

The representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement for purposes of the representations and warranties and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or KI NutriCare, Inc. or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in a confidential disclosure letter that the parties have exchanged. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in KI NutriCare, Inc.’s or the Company’s public disclosures.

Operating Covenants. The Merger Agreement provides that, from the date of the Merger Agreement to the Acceptance Time, except as contemplated by the Merger Agreement (including in the Company’s disclosure schedule) and unless KI NutriCare, Inc. otherwise consents in writing, the Company and its subsidiary shall use reasonable best efforts to (i) conduct their business in the ordinary course of business as currently conducted and consistent with past practice and (ii) maintain and preserve intact the material aspects of their business organizations and to maintain their significant beneficial business relationships, retain the services of their present officers and key employees and comply in all material respects with all applicable laws and the requirements of all of the Company’s material contracts.

Between the date of the Merger Agreement and the Acceptance Time, the Company is subject to specified operating covenants and restrictions, including restrictions relating to the purchase, sale or encumbrance of material property or material assets; acquisitions, mergers, consolidations and asset purchases; amendment of charter documents and bylaws; declaration, setting aside or payment of dividends; split, combination, subdivision, reclassification, redemption or purchase of outstanding stock and other securities; issuance, sale or pledge of stock; indebtedness; compensation of directors, officers and employees; employee benefits plans; tax matters; changes in financial accounting methods; settlement or compromise of litigation; capital expenditures; arrangements limiting or restricting the business of the Company or its subsidiary; lease or sublease of real property; amendment, modification or termination of material contracts; engagement in new business activities; and failure to maintain insurance coverage.

The Merger Agreement provides that, from the date of the Merger Agreement to the Effective Time of the Merger, except as contemplated by the Merger Agreement, or with the Company’s consent, KI NutriCare, Inc. and Longhorn Acquisition Corp. will not take any action that would reasonably be expected to materially delay, impair or prevent completion of the Offer or the Merger. Such undertaking by KI NutriCare, Inc. and Longhorn Acquisition Corp. does not, however, preclude them from exercising their rights under the Merger Agreement, including their right to terminate the Merger Agreement in the circumstances described under “Termination” below.

Stockholders Meeting; Board Recommendation. The Merger Agreement provides that, if the adoption of the Merger Agreement by the Company’s stockholders is required by applicable law, the Company will, at KI NutriCare, Inc.’s request, as soon as practicable following the Acceptance Time, duly call and give notice of, convene and hold a meeting of its stockholders for the purpose of adopting the Merger Agreement. KI NutriCare, Inc. agrees to cause all Shares then owned by KI NutriCare, Inc. and Longhorn Acquisition Corp. and their subsidiaries to be voted in favor of the adoption of the Merger Agreement. Notwithstanding the foregoing, under the Merger Agreement, if KI NutriCare, Inc., Longhorn Acquisition Corp. and any other KI NutriCare, Inc. subsidiary shall collectively acquire at least 80% of the then outstanding Shares, KI NutriCare, Inc. and Longhorn Acquisition Corp. shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable (and in any event within five business days) after the expiration of the Offer without a stockholders’ meeting in accordance with the Florida Business Corporation Act.

Pursuant to the Merger Agreement, except as provided below, the Company’s Board shall not (i) withdraw or modify, or propose publicly to withdraw or modify, the recommendation by the Company’s Board that its stockholders accept the Offer, tender their Shares to Longhorn Acquisition Corp. pursuant to the Offer and adopt the Merger Agreement (the “Board Recommendation”) or (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (as defined below). Any action described in clause (i) or (ii) shall constitute a “Company Adverse Recommendation Change” and shall only be made in accordance with conditions set forth in Section 6.8 of the Merger Agreement.

However, the Company’s Board may (i) withdraw or modify, or publicly propose to withdraw or modify, the Board Recommendation, (ii) approve or recommend, or publicly propose to approve or recommend, a Takeover Proposal that constitutes a Superior Proposal (as defined below) that did not result from a material breach of the Company’s no solicitation covenants set forth in Section 6.8 of the Merger Agreement, or (iii) enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, if, in any such case, the Company’s Board determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable law.

No Solicitation Provisions. Section 6.8 of the Merger Agreement provides that, except as provided below, the Company and its subsidiaries, as well as their respective officers, directors, agents and representatives, shall not directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage the submission of any Takeover Proposal, (ii) enter into any agreement, agreement-in-principle or letter of intent providing for or accept any Takeover Proposal, or (iii) participate, engage in or continue any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of encouraging or facilitating, any Takeover Proposal.

However, the Merger Agreement also provides that the Company may refer any third party to such no solicitation restrictions of the Merger Agreement and if, in response to a bona fide written Takeover Proposal made after the date of the Merger Agreement that did not result from a breach of the Company’s no solicitation covenants under Section 6.8 thereof, the Company’s Board determines in good faith, after consultation with outside counsel and its financial advisor, that such takeover proposal constitutes or is reasonably likely to lead to a Superior Proposal and such action is likely to be required in order for the directors to comply with their fiduciary duties under applicable law, the Company may (i) furnish information with respect to the Company and its subsidiary to the person making such Takeover Proposal (and its representatives) but only pursuant to a confidentiality agreement that is not materially less restrictive with respect to confidentiality of the other party than the confidentiality agreement with Kikkoman Corporation (except that such confidentiality agreement shall contain additional provisions that expressly permit the Company to comply with certain provisions of the Merger Agreement), provided that (A) it may not include any provision calling for an exclusive right to negotiate with the Company, and (B) concurrently with its delivery of non-public information to such person the Company delivers to KI NutriCare, Inc. all such information not previously provided to KI NutriCare, Inc., (ii) participate or engage in discussions or negotiations with such person and its representatives and potential financing sources regarding such Takeover Proposal and (iii) amend, or grant a waiver or release under, any standstill agreement with respect to the Company’s common stock with any such person.

The Merger Agreement contains a provision that the Company shall provide KI NutriCare, Inc. with oral and written notice within 24 hours of the Company’s receipt of any written Takeover Proposal, that indicates the identity of the person making such Takeover Proposal, and the material terms and conditions thereof (and shall include with such notice copies of any written materials received from or on behalf of such person relating thereto), and thereafter shall keep KI NutriCare, Inc. reasonably informed of all material developments affecting the status and terms of such Takeover Proposal (and the Company shall provide KI NutriCare, Inc. with copies of any additional material documents received therewith).

The Merger Agreement further contains a provision that the Company’s Board may (i) comply with Rule 14d-9 or 14e-2(a) of the Exchange Act or Item 1012(a) of Regulation M-A under the Exchange Act, or issue a “stop, look and listen” statement pending disclosure of its position thereunder, or (ii) make any disclosure to the Company’s stockholders if, in the case of a disclosure described in this clause (ii), the Company’s Board determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable law.

As used in the Merger Agreement, a “Takeover Proposal” means any proposal or offer from any person (other than KI NutriCare, Inc., Longhorn Acquisition Corp. or any of their affiliates) or “group” (as defined in Section 13(d) of the Exchange Act) for (i) the direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and the Company’s subsidiary (including securities of the Company’s subsidiary) equal to 20% or more of the Company’s consolidated assets, (ii) the acquisition from the Company (whether in a single transaction or a series of related transactions) of 20% or more of the equity securities of the Company, (iii) a tender offer or exchange offer that if consummated would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of the equity securities of the Company (if not a person or group owning 20% or more of the equity securities of the Company prior to such tender offer or exchange offer) or (iv) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company and/or its subsidiary, in each case, other than the transactions contemplated by the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

As used in the Merger Agreement, a “Superior Proposal” means any bona fide written offer obtained after the date of the Merger Agreement to acquire a majority of the outstanding equity securities or consolidated assets of the Company and the Company’s subsidiary on terms that the Company’s Board determines in its good faith judgment (after consultation with its financial advisor and outside counsel), taking into account all of the terms and conditions of such proposal and the Merger Agreement (including any offer by KI NutriCare, Inc. to amend the terms of the Merger Agreement), (i) would, if consummated, result in a transaction that is more favorable to the holders of Shares than the transactions contemplated by the Offer, the Merger and the other transactions contemplated by the Merger Agreement and (ii) is reasonably capable of being completed on the terms proposed, including with regard to any financing contemplated thereby.

Employment and Employee Benefits. Pursuant to the Merger Agreement, KI NutriCare, Inc. has agreed that it will provide to employees who continue employment with the Company health and welfare benefits that are not materially less favorable, in the aggregate, than those benefits provided to similarly situated employees of KI NutriCare, Inc. and its subsidiaries under its employee benefit plans. Pursuant to the Merger Agreement, for the purposes of all employee benefit plans of KI NutriCare, Inc. and its subsidiaries and subject in each case to the applicable plan provisions, each such plan shall treat the prior service with the Company and the Company Subsidiary of each person who is an employee of the Company or its Subsidiary immediately prior to the Closing Date. However, none of the provisions contained in the Merger Agreement operate to duplicate any benefit. Subject to certain limitations, KI NutriCare, Inc. shall also waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees under any welfare benefit plans that such employees may be eligible to participate in, provide each such employee with credit for any co-payments and deductibles paid in the plan year in which the Closing Date occurs, and shall credit to such employees the amount of vacation time that such employees had accrued under the Company’s benefit plans as of the Closing Date.

The Merger Agreement provides that, if requested by KI Nutricare, Inc. at least five business days prior to the Acceptance Time, the Company will terminate the Company’s 401(k) Plan effective as of the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Internal Revenue Code of 1986, as amended) as KI NutriCare, Inc. The Merger Agreement provided that immediately prior to such termination, the Company will make all necessary payments to fund the contributions (i) necessary or required to maintain the tax-qualified status of the plan, (ii) for elective deferrals made pursuant to the plan for the period prior to termination, and (iii) for employer matching contributions (if any) for the period prior to termination. In the event that KI NutriCare, Inc. determines that the terms of the Company’s 401(k) Plan are more favorable to participants than the terms of a 401(k) plan maintained by KI NutriCare, Inc. or its other subsidiaries in which an employee of the Company participates immediately after the Effective Time, KI NutriCare, Inc. may, in its sole discretion, make adjustments to the salary paid to such employee following the Effective Time.

Indemnification and Insurance. The Merger Agreement provides that for a period of not less than six years after the Effective Time, KI NutriCare, Inc. and the Surviving Corporation will, to the full extent permitted by applicable law, indemnify, defend and hold harmless each director or officer who is now, or who has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time an officer or director of the Company (and its subsidiaries) (the “Indemnified Parties”) against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacities as such occurring at or prior to the Effective Time (including in respect of the Merger Agreement and the transactions contemplated thereby), whether asserted or claimed prior to, at or after the Effective Time, and shall advance each Indemnified Party within 20 business days of receipt by KI NutriCare, Inc. or the Surviving Corporation from the Indemnified Party of a request therefor for any reasonable legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments or fines as such expenses are incurred, but subject to an unsecured undertaking, to the extent required by the Florida Business Corporation Act, by or on behalf of the Indemnified Party to repay such expenses if it is ultimately determined that such Indemnified Party is not entitled to indemnification hereunder, for a period of six years after the date of the Effective Time.

KI NutriCare, Inc. and the Surviving Corporation agree that all rights to advancement of expenses, indemnification and exculpation now existing in favor of the Indemnified Parties as provided in the Company’s charter and by-laws or pursuant to any other agreements in effect as of the date of the Merger Agreement shall survive the Merger and shall continue in full force and effect until for a period of not less than six years after the Effective Time.

The Merger Agreement also provides that for a period of not less than six years after the Effective Time, KI NutriCare, Inc. and the Surviving Corporation shall cause the individuals who served as the directors and officers of the Company prior to the Effective Time who are covered by the current policies of directors’ and officers’ (D&O) liability insurance maintained by the Company to be covered under a D&O liability insurance policy on terms and conditions no less advantageous to such individuals than the Company’s existing D&O liability insurance policy with respect to claims arising from facts or events that occurred at or prior to the Effective Time (including in respect of the Merger Agreement and the transactions contemplated thereby). However, KI NutriCare, Inc. and the Surviving Corporation are not required to expend more than an amount per year equal to 125% of the current annual premiums paid by the Company for such insurance to maintain or procure insurance coverage (the “Maximum Amount”). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, KI NutriCare, Inc. and the Surviving Corporation will procure and maintain for such six-year period as much coverage as is available for the Maximum Amount. Notwithstanding the above, nothing in the Merger Agreement shall obligate KI NutriCare, Inc., Longhorn Acquisition Corp., the Surviving Corporation or their respective affiliates to indemnify, defend or hold harmless or advance expenses and exculpate any person for matters for which a director or officer of the Company has agreed to indemnify the Company, including pursuant to the Employment Separation and General Release Agreements discussed below.

Reasonable Best Efforts to Cause the Merger to Occur. Each of the parties to the Merger Agreement agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Offer, the Merger and all other transactions contemplated by the Merger Agreement in the most expeditious manner practicable, including obtaining all consents, approvals and authorizations required for the consummation by the parties of the transactions contemplated by the Merger Agreement, and the execution of any additional instruments necessary to consummate the transactions contemplated hereby.

Directors and Officers. The Merger Agreement provides that the directors of Longhorn Acquisition Corp. immediately prior to the Effective Time will become the directors of the Surviving Corporation, each to hold office until the earlier of their resignation or removal or their respective successors are duly elected or appointed and qualified. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal or their respective successors are duly elected or appointed and qualified. If requested by KI NutriCare, Inc. prior to the Effective Time, the Company will use reasonable best efforts to cause each director of the Company’s subsidiary, Nutricology, Inc., to tender their resignations as directors, effective upon the Effective Time.

Conditions to the Merger. The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver on or prior to the closing date of the Merger of the following conditions:

•	if required by law, the Merger Agreement shall have been adopted at a stockholder meeting by the requisite vote of the holders of Shares;

•	there shall not be any judgment, law or other legal restraint or prohibition in effect which would make the Merger illegal or otherwise prevent or prohibit the consummation thereof; and

•	Longhorn Acquisition Corp. shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer.

provided that neither the Company, KI NutriCare, Inc. nor Longhorn Acquisition Corp. shall be entitled to assert the failure of any condition if, in breach of the Merger Agreement, such failure was caused by such party’s failure to act in good faith in a manner consistent with the terms of the Merger Agreement.

Termination. The Merger Agreement may be terminated and the Offer, the Merger and the related transactions may be abandoned:

(a) by mutual written consent of the parties at any time prior to the Acceptance Time;

(b) by either KI NutriCare, Inc. or the Company if the Acceptance Time has not occurred on or before September 30, 2008, except that this right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Acceptance Time to occur prior to September 30, 2008;

(c) by either KI NutriCare, Inc. or the Company, if any judgment, ruling, order, writ, injunction or decree of any governmental authority (“Judgment”) issued by a court of competent jurisdiction or by a governmental entity, or law or other legal restraint or prohibition in each case making the Offer or the Merger illegal or permanently restraining, enjoining or otherwise preventing the consummation thereof shall be in effect and shall have become final and non-appealable; provided that the party seeking the right to terminate the Merger Agreement pursuant to the foregoing shall have used reasonable best efforts to resist, lift or resolve such Judgment, law or other legal restraint and the right to terminate pursuant to the foregoing shall not be available if the issuance of such Judgment, legal restraint or prohibition was caused by or resulted from the failure of such party to perform in any material respect any of its obligations under the Merger Agreement;

(d) by KI NutriCare, Inc. prior to the purchase of any Shares pursuant to the Offer, if:

(i) a Company Adverse Recommendation Change (as defined above) shall have occurred;

(ii) the Company shall have materially breached its no solicitation covenants set forth in Section 6.8 of the Merger Agreement entitled “No Solicitation;” or

(iii) the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements, which breach or failure to perform (A) would give rise to the failure of a condition set forth in paragraph (b) or (c) of Section 15—“Certain Conditions to the Offer,” and (B) has not been cured within 20 days after receipt of written notice by the Company of such breach or failure to perform; provided that neither KI NutriCare, Inc. nor Longhorn Acquisition Corp. is then in material breach of any representation, warranty or covenant under the Merger Agreement;

(e) by the Company, if (i) the Company has not materially breached its no solicitation covenants set forth in Section 6.8 of the Merger Agreement entitled “No Solicitation,” (ii) the Company has received a Takeover Proposal that the Company’s Board has determined in good faith, after consultation with outside counsel and its financial advisor, constitutes a Superior Proposal, (iii) the Company has provided KI NutriCare, Inc. with at least five business days’ written notice that it intends to enter into a definitive agreement implementing such Superior Proposal, attaching the most current version of such agreement to such notice (a “Superior Proposal Notice”), (iv) the Company pays to KI NutriCare, Inc. the Termination Fee (as defined below) in accordance with the terms of the Merger Agreement, and (v) the Company’s Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal;

(f) by the Company, if prior to the purchase of any Shares pursuant to the Offer, KI NutriCare, Inc. or Longhorn Acquisition Corp. shall have breached or failed to perform any of its representations, warranties, covenants or agreements in each case contained in the Merger Agreement, which breach or failure to perform (i) has had or is reasonably likely to have a Parent Material Adverse Effect (which is defined in the Merger Agreement to mean any change, event, occurrence or development that would reasonably be expected to prevent, or materially impair or delay, the ability of either KI NutriCare, Inc. or Longhorn Acquisition Corp. to perform its obligations under the Merger Agreement or to consummate the Offer, the Merger or related transactions), and (ii) has not been cured within 20 days after receipt of written notice by KI NutriCare, Inc. of such breach or failure to perform, provided that the Company is not then in material breach of any representation, warranty or covenant in the Merger Agreement; or

(g) by the Company (i) if, for any reason Longhorn Acquisition Corp. shall have failed to commence the Offer by the date that is ten business days after the date of the Merger Agreement, or (ii) upon two business day’s notice to KI NutriCare, Inc. if, for any reason, Longhorn Acquisition Corp. shall have breached its obligation under the Merger Agreement to purchase all Shares validly tendered (and not withdrawn) as of the expiration of the Offer.

Termination Fee. The Merger Agreement contemplates that a termination fee equal to $250,000 plus up to $750,000 in fees and expenses incurred by KI NutriCare, Inc., Longhorn Acquisition Corp. or their affiliates in connection with the Merger Agreement and the transactions contemplated thereby (the “Termination Fee”) will be payable by the Company to KI NutriCare, Inc. under any of the following circumstances in accordance with the terms set forth therein:

•	the Merger Agreement is terminated by KI NutriCare, Inc. pursuant to paragraph (d)(i) above;

•	the Merger Agreement is terminated by the Company pursuant to paragraph (e) above;

•

the Merger Agreement is terminated by the Company or KI NutriCare, Inc. pursuant to paragraph (b) above or by KI NutriCare, Inc. pursuant to paragraph (d)(ii) above, if in either case a written Takeover Proposal shall have been made to the Company’s Board that has not been withdrawn as of the termination of the Merger Agreement and the Company enters into a definitive agreement with respect to any Takeover Proposal (replacing “20%” in the definition thereof with “50%”) within 12 months of such termination (so long as, such transaction is thereafter consummated); or

•

the Merger Agreement is terminated by KI NutriCare, Inc. pursuant to paragraph (d)(iii) above as a result of a knowing breach by the Company, if a written Takeover Proposal shall have been made to the Company’s Board that has not been withdrawn as of the termination of the Merger Agreement and the Company enters into a definitive agreement with respect to any Takeover Proposal (replacing “20%” in the definition thereof with “50%”) within 12 months of such termination (so long as such transaction is thereafter consummated).

The Termination Fee, when paid, shall constitute the sole and exclusive remedy of KI NutriCare, Inc. and Longhorn Acquisition Corp. other than for a termination arising from the Company’s willful breach of the Merger Agreement (except that the Termination Fee will be KI NutriCare, Inc.’s and Longhorn Acquisition Corp.’s sole and exclusive remedy upon a termination described in paragraph (d)(iii) above, even if such breach is willful). If the Company fails to promptly pay the Termination Fee, and, in order to obtain such payment, KI NutriCare, Inc. and Longhorn Acquisition Corp. commence a suit that results in a judgment against the Company for the Termination Fee, or any portion of such fee, the Company shall pay to KI NutriCare, Inc. and Longhorn Acquisition Corp. their costs and expenses (including attorney’s fees) in connection with such suit, together with interest on the Termination Fee.

Amendment. The Merger Agreement may be amended by the parties to the agreement at any time before or after adoption of the Merger Agreement by the holders of the Shares; provided, however, that after adoption of the Merger Agreement by the stockholders of the Company, there may not be made any amendment that pursuant to applicable law requires further approval by such stockholders without the further approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Tender and Support Agreement.

In connection with the Merger Agreement, Dr. Stephen Levine, the Company’s Chief Executive Officer, Chief Financial Officer and Chairman of the Company’s Board, and Susan Levine, the Company’s Vice-President, Secretary and Director (collectively, the “Supporting Stockholders”), entered into a Tender and Support Agreement, dated as of August 8, 2008, with KI NutriCare, Inc. 9,863,250 Shares are subject to the Tender and Support Agreement, constituting approximately 67% of the outstanding Shares.

The following summary of certain provisions of the Tender and Support Agreement is qualified in its entirety by reference to the Tender and Support Agreement itself, which is incorporated herein by reference. We have filed a copy of the Tender and Support Agreement as Exhibit (d)(2) to the Schedule TO. Stockholders and other interested parties should read the Tender and Support Agreement in its entirety for a more complete description of the provisions summarized below.

Under the Tender and Support Agreement each of the Supporting Stockholders has agreed to tender all Shares such Supporting Stockholder holds or acquires after the commencement of the Offer promptly following the commencement of the Offer, and in any event no later than the tenth business day prior to the initial expiration date of the Offer. Each of the Supporting Stockholders has also agreed not to withdraw such Supporting Stockholder’s Shares once tendered from the Offer at any time.

Each Supporting Stockholder has agreed to vote all such Supporting Stockholder’s Shares in connection with any meeting of the Company’s stockholders in favor of the Merger and/or against any alternative Takeover Proposal or any other action that is intended to, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Offer, the Merger or any other transaction contemplated by the Merger Agreement, and has agreed to appear at any such meeting of the Company’s stockholders or otherwise cause the shares owned by such Supporting Stockholder to be counted as present at any such meeting for purposes of establishing a quorum. Each Supporting Stockholder has also agreed not to execute any appraisal rights in respect of such Supporting Stockholder’s Shares.

During the term of the Tender and Support Agreement, except as otherwise provided therein, none of the Supporting Stockholders will do the following:

•

other than for estate planning or charitable purposes, assign or otherwise dispose of (whether by gift, merger, consolidation, reorganization or otherwise) any or all of such Supporting Stockholder’s Shares;

•

enter into any contract, option or other agreement providing for the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Supporting Stockholder’s Shares with respect to any such transfer;

•	grant any proxy or power-of-attorney with respect to any of such Supporting Stockholder’s Shares; or

•	deposit any of such Supporting Stockholder’s Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of such Shares.

The Tender and Support Agreement does not limit the rights or duties of any Supporting Stockholder from acting in his or her capacity as an officer or director, fulfilling the obligations of such office or performing any obligations required by such Supporting Stockholder’s fiduciary duties.

In addition, the Tender and Support Agreement provides that the Supporting Stockholders will pay to KI NutriCare, Inc. 35% of such Supporting Stockholder’s profit above $1.33 per Share generally in the event of the consummation of an alternative transaction within twelve months of such termination of the Merger. KI NutriCare, Inc. shall also be entitled to 35% of such Supporting Stockholders’ profit above $1.33 per Share in the event the Offer Price is increased by KI NutriCare, Inc. and Longhorn Acquisition Corp. as a result of, in connection with or related to the breach by the Company of its non-solicitation obligations under the Merger Agreement.

The Tender and Support Agreement, and all rights and obligations of Longhorn Acquisition Corp. and the Supporting Stockholders thereunder (except the obligations to pay a percentage of profits to KI NutriCare, Inc.), will terminate as to each Supporting Stockholder on the first to occur of: (i) the date the Merger Agreement is terminated in accordance with the terms of the Merger Agreement; (ii) the Merger Agreement or the Offer is amended without such Supporting Stockholder’s consent so as to decrease the Offer Price or materially and adversely affect such Supporting Stockholder; and (iii) the Acceptance Time.

Confidentiality Agreement.

On March 12, 2008, the Company and Kikkoman Corporation entered into a mutual nondisclosure agreement (the “Confidentiality Agreement”) containing provisions, pursuant to which, among other matters, each party agreed to keep confidential all information furnished to it or its representatives by the other party, to use such material solely for purposes of evaluating and negotiating a possible transaction between the parties and not to disclose that discussions are taking place concerning a possible negotiated transaction between the parties or the status thereof.

The summary of the Confidentiality Agreement contained herein is qualified by reference to the Confidentiality Agreement, which we have filed as Exhibit (d)(3) to the Schedule TO and is incorporated herein by reference.

Indication of Interest Letter

On June 27, 2008, the Company and Kikkoman Corporation signed an indication of interest. The indication of interest was non-binding except for a confidentiality provision and limited exclusivity provision, pursuant to which, for the period through July 25, 2008, the Company agreed, among other things, not to, directly or indirectly, solicit, initiate, knowingly encourage or knowingly facilitate any discussions with any third party regarding the acquisition of the Company or a significant portion of the Company’s assets, or participate or engage in discussions or negotiations regarding, or disclose any non-public information relating to the Company to any third party for the purpose of encouraging or facilitating, an acquisition of the Company or a significant portion of the Company’s assets. On July 25, 2008, the Company and Kikkoman Corporation extended the exclusivity period until August 4, 2008 to provide additional time to resolve outstanding issues. On August 4, 2008, the Company and Kikkoman Corporation extended the exclusivity period to August 8, 2008 to finalize outstanding issues.

Employment Agreements.

On August 8, 2008, at the request of KI NutriCare, Inc., the Company entered into employment agreements (collectively, the “Employment Agreements”) with certain of its employees, including Manfred Salomon, Laura Johnson, and Clinton Abbott (“Retained Employees”). The Employment Agreements will become effective only at the Effective Time and will be of no force or effect if the Merger Agreement is terminated. The Employment Agreements are each for an initial two-year period. With the exception of the Employment Agreement with Mr. Salomon, which provides him with an increase in his annual base salary from $120,000 to $220,000 per annum, each Employment Agreement provides for the Retained Employee’s annual salary to remain the same as his or her current salary. Pursuant to the Employment Agreements, each Retained Employee will also be eligible to receive an annual incentive bonus if he or she remains with the Company through the time bonuses are paid for that year. The minimum bonus Mr. Salomon will be entitled to receive for 2008 will be $30,000, and each other Retained Employee’s bonus is anticipated to be equal to his or her bonus received for 2007, except that Ms. Johnson’s bonus for 2008 is expected to increase by 34%. Under the Employment Agreements, each Retained Employee would also have the right to severance benefits in the event the employee is terminated by the Company without cause prior to the end of the two-year employment period. The employee may also become entitled to severance benefits if he or she terminates employment upon being required to relocate by the Company or, in the case of Mr. Salomon, certain other events constituting “good reason” for him to terminate his employment as specified in his Employment Agreement. The severance benefits are subject to the employee’s execution of a general release in favor of the Company and its affiliates and compliance with certain restrictive covenants set forth in the applicable Employment Agreement. The severance benefits consist of six months’ continued base salary following the termination or, in the case of Mr. Salomon, continued payment of his base salary through the remainder of the initial two-year term of his Employment Agreement or any renewal period.

Pursuant to the terms of the Merger Agreement, the Company also agreed to undertake best efforts to have Diane Raile, Richard Bierman, Jeffrey Lipsius, Daniel Milosevic and Mark Maiden enter into Employment Agreements with the Company

The summary of the Employment Agreements contained herein is qualified by reference to the Employment Agreements. We have filed the Employment Agreement with Manfred Salomon as Exhibit (d)(4) to the Schedule TO and the form of Employment Agreement entered into with the remaining employees identified above as Exhibit (d)(5) to the Schedule TO and are incorporated herein by reference.

Separation and Non-Competition Agreements.

On August 8, 2008, the Company entered into employment separation and general release agreements (the “Separation Agreements”) and non-competition agreements (the “Non-Competition Agreements”) with Dr. Stephen Levine and Susan Levine. The Separation Agreements and Non-Competition Agreements will become effective only at the Effective Time and will be of no force or effect if the Merger Agreement is terminated.

The Separation Agreement with Dr. Levine provides that he will resign on the Closing Date as an officer and director of the Company and will enter into a consulting agreement with the Company. The Separation Agreement includes a general release of claims by Dr. Levine in favor of the Company. Dr. Levine also waives any right to indemnification he may have in connection with the pending litigation entitled Bronson v. Allergy Research Group, Inc., to the extent that he incurs any judgment or award resulting from or arising out of such litigation, and he agrees to indemnify and hold harmless the Company from any such judgment or award, except to the extent that such loss is covered by directors and officers liability insurance purchased by and maintained by the Company. In addition, Dr. Levine also agrees to reimburse the Company for legal fees and expenses incurred by the Company in connection with the Bronson litigation, provided that Dr. Levine’s aggregate obligation to pay or reimburse such legal fees and expenses shall not exceed $75,000. Dr. Levine also agreed to indemnify the Company for any loss, costs and expenses the Company may incur as a result of Dr. Levine’s proposed payment of $1,000,000, from proceeds received by Dr. Levine from the sale of his shares, to Mr. Salomon, and agrees to pay to the Company the amount of any taxes which the Company may be required to withhold with respect to this proposed payment to Mr. Salomon. As part of the Separation Agreement, Dr. Levine will also enter into a consulting agreement. Under the consulting agreement, Dr. Levine will provide consulting services to the Company for two years at an annual fee of $250,000. If the Company terminates Dr. Levine’s consulting engagement without cause, he will be entitled to continued payment of his consulting fee through the remainder of the two-year term, subject to his continued compliance with certain restrictive covenants set forth in the consulting agreement.

The Separation Agreement with Mrs. Levine includes substantially the same provisions as described for Dr. Levine above, except that the annual consulting fee under Mrs. Levine’s consulting agreement is $100,000, Mrs. Levine does not have to reimburse the Company for any legal fees and expenses incurred in connection with the Bronson litigation and Mrs. Levine does not have to indemnify the Company with respect to the payment from Dr. Levine to Mr. Salomon.

Pursuant to the Non-Competition Agreement, Dr. Levine has agreed that he will not, for a period of five years after the Closing Date, engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, any business in competition with the Company. During such five-year period, Dr. Levine has also agreed that he will not induce any employee or independent contractor of the Company or any of its affiliates to leave the employ or service of the Company or its affiliates, or to indirectly or directly influence or attempt to influence customers, vendors, suppliers, licensors, lessors or associates of the Company or any its affiliates to divert their business away from the Company or such affiliate and will not interfere with the any such business relationship. The Non-Competition Agreement with Mrs. Levine includes substantially the same provisions as described for Dr. Levine above.

The summary of the Separation Agreements contained herein is qualified by reference to the Separation Agreements, which we have filed as Exhibit (d)(6) and (d)(7) to the Schedule TO. The summary of the Non-Competition Agreements contained herein is qualified by reference to the Non-Competition Agreements, which we have filed as Exhibit (d)(8) and (d)(9) to the Schedule TO.

Lease and Lease Amendment

On January 4, 2005, the Company entered into a lease with AriBen Corporation, a corporation wholly-owned by Dr. Levine and Mrs. Levine for the Company’s facilities located at 2300 North Loop Road, Alameda, California 94502 (the “Lease”). In connection with the execution of the Merger Agreement, at the request of KI NutriCare, Inc. the Company and AriBen Corporation entered an amendment to the lease providing that the Company may sublet all or a portion of the property subject to the Lease without the landlord’s consent provided that it is restricted from subletting the property to any unaffiliated party which might contaminate the property with hazardous substances without the landlord’s express written consent and, provided further, that the Company will remain liable for all of its obligations under the Lease.

The foregoing summary of the amendment to the Lease is qualified in its entirety by reference to the amendment to the Lease, which is filed as Exhibit (d)(10) to the Schedule TO and is incorporated herein by reference.

12.  Purpose of the Offer; Plans for the Company

Purpose of the Offer. The purpose of the Offer is for KI NutriCare, Inc., through Longhorn Acquisition Corp., to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, Longhorn Acquisition Corp. intends to consummate the Merger as promptly as practicable.

If you sell your Shares in the Offer, you will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in the Company. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of the Company.

Short-form Merger. The Florida Business Corporation Act provides that if a parent company owns at least 80% of each class of stock of a subsidiary otherwise entitled to vote on a merger, the parent company can effect a short-form merger with that subsidiary without the vote or other action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer, the Top-Up Option or otherwise, KI NutriCare, Inc. directly or indirectly owns at least 80% of the Shares, KI NutriCare, Inc. and Longhorn Acquisition Corp. anticipate effecting the Merger without prior notice to, or any vote or other action by, any other stockholder of the Company.

Plans for the Company. Except as otherwise provided in this Offer to Purchase, it is expected that, following the Merger, the business and operations of the Company will be continued substantially as they are currently being conducted and the Company will continue its operations in Alameda, California as a stand-alone business unit. KI NutriCare, Inc. will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, KI NutriCare, Inc. intends to review such information as part of a comprehensive review of the Company’s business, operations, capitalization and management with a view to optimizing development of the Company’s potential in conjunction with KI NutriCare, Inc.’s existing business.

Except as set forth in this Offer to Purchase, Longhorn Acquisition Corp. and KI NutriCare, Inc. have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the Company’s capitalization or dividend policy, or (iv) any other material change in the Company’s corporate structure or business.

13.  Certain Effects of the Offer

Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for trading on the OTCBB. We intend and will cause the Company to (and pursuant to the Merger Agreement the Company shall cooperate with us to) terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met. As a result, we expect the Company to cease to be authorized for quotation and trading on the OTCBB after the requirements for such termination are met. If registration of the Shares, or the quotation on the OTCBB, are not terminated prior to the Merger, they will be terminated following the consummation of the Merger.

14.  Dividends and Distributions

The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of KI NutriCare, Inc., the Company will not, and will not allow its subsidiaries to, declare, set aside, make or pay any dividends on or make any distribution payable in cash, capital stock, property or otherwise with respect to the Shares to any holder of the Shares.

15.  Certain Conditions of the Offer

For the purposes of this Section 15, capitalized terms used but not defined herein will have the meanings set forth in the Merger Agreement. Notwithstanding any other term of the Offer or the Merger Agreement, Longhorn Acquisition Corp. shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act, to pay for any Shares tendered pursuant to the Offer, and may, subject to the provisions of the Merger Agreement, delay the acceptance for payment of or the payment for, any tendered Shares, and (subject to the provisions of the Merger Agreement) may terminate the Offer and not accept for payment any tendered Shares, unless immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement), the number of Shares validly tendered (including by guaranteed delivery) and not properly withdrawn, together with any Shares beneficially owned by KI NutriCare, Inc. or any of its subsidiaries, equals at least 67% of the Shares outstanding on a fully diluted basis on the date of purchase (the “Minimum Tender Condition”).

Furthermore, Longhorn Acquisition Corp. shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Longhorn Acquisition Corp.’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and may, subject to the provisions of the Merger Agreement, delay the acceptance for payment of or the payment for, any tendered Shares, and (subject to the provisions of the Merger Agreement) may terminate the Offer and not accept for payment any tendered Shares, if at any time on or after the date of the Merger Agreement and before the expiration of the Offer, any of the following shall have occurred and be continuing unless, if any of the following have occurred and are continuing, they shall have resulted from the breach by KI NutriCare, Inc. or Longhorn Acquisition Corp. of any of their obligations under the Merger Agreement:

(a) any governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of prohibiting the consummation of the Offer or making the Merger illegal or otherwise prohibiting consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement; provided, that in no event shall this condition be satisfied, and neither the Offer nor the Merger shall be consummated, if a Japanese court or other Japanese governmental authority of competent jurisdiction shall have issued an order, stay, decree, judgment or injunction (preliminary or permanent) to an affiliate of KI NutriCare, Inc., directing any of them to not consummate, or to not allow KI NutriCare, Inc. or Longhorn Acquisition Corp. to consummate, the Offer or the Merger, or making illegal, or restraining or preventing, any of such consummation;

(b)(i) any of the Company’s representations or warranties set forth in Section 3.2 (relating to the Company’s capitalization), Section 3.3 (authorization and no conflict), or Section 3.19 (anti-takeover statutes) of the Merger Agreement shall not be true and correct in all but de minimus respects or (ii) any of the Company’s other representations and warranties set forth in the Merger Agreement that (A) are not made as of a specific date are not true and correct in all material respects as of the date made and the Acceptance Time, or (B) are made as of a specific date are not true and correct in all material respects as of such date;

(c) the Company shall have failed to perform in any material respect any covenant or obligation required to be performed or complied with by it under the Merger Agreement at or prior to the Acceptance Time;

(d) KI NutriCare, Inc. and Longhorn Acquisition Corp. shall not have received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer confirming on behalf of the Company that the conditions set forth in clauses (b) and (c) of this Section 15 above are duly satisfied immediately prior to the Acceptance Time;

(e) the Company shall not have at least $4,000,000 of cash and cash equivalents determined in accordance with generally accepted accounting principles, after deducting any unpaid broker’s or finder’s fees, attorney’s fees, advisory fees (including fees to Duff & Phelps) or any other fees or commissions or reimbursements of expenses owed to any person arising out of or in connection with the transactions contemplated by the Merger Agreement, and any outstanding amounts owed under the Company’s line of credit;

(f) any change or development shall have occurred following the date of the Merger Agreement that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect on the Company; or

(g) the Merger Agreement shall have been validly terminated in accordance with Article 8 of the Merger Agreement.

The foregoing conditions are for the sole benefit of KI NutriCare, Inc. and Longhorn Acquisition Corp. and may be waived only by KI NutriCare, Inc. and Longhorn Acquisition Corp., and then, in whole or in part, at any time and from time to time in the sole discretion of KI NutriCare, Inc. and Longhorn Acquisition Corp. (except for the Minimum Tender Condition, which may only be waived with the Company’s consent). The failure by KI NutriCare, Inc. or Longhorn Acquisition Corp. at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time in accordance with the terms of the Merger Agreement.

A “Company Material Adverse Effect” means any change, event, occurrence or development that has, or could reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise) or results of operations or prospects of the Company and the Company’s subsidiary, taken as a whole; provided, however, that none of the following, or any change, event, occurrence or development resulting or arising from the following, shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect:

a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates (provided that such changes do not affect the Company and its subsidiary, taken as a whole, in a disproportionate manner);

b) changes in general legal, tax, regulatory, political or business conditions in the countries in which the Company or its subsidiary operates (provided that such changes do not affect the Company and its subsidiary, taken as a whole, in a disproportionate manner);

c) actions contemplated by the parties in connection with the Merger Agreement;

d) the negotiation, execution, announcement, pendency or performance of the Merger Agreement or the transactions contemplated hereby, the consummation of the transactions contemplated by the Merger Agreement or any public communications by KI NutriCare, Inc. or Longhorn Acquisition Corp. regarding the Merger Agreement or the transactions contemplated thereby, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, venture partners or employees;

e) changes in generally accepted accounting principles or the interpretation thereof;

f) any action taken pursuant to or in accordance with the Merger Agreement (including Section 6.4 thereof relating to public statements);

g) any regulatory, banking, legal, accounting and other professional fees or expenses incurred in connection with the transactions contemplated by the Merger Agreement; and

h) any natural disaster or other acts of God, acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of the Merger Agreement (provided that such conditions do not affect the Company and its subsidiary, taken as a whole, in a disproportionate manner).

16.  Certain Legal Matters; Regulatory Approvals

General. Based on our examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, we are not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except as described below under “State Takeover Statutes,” such approval or other action will be sought. There is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company’s business or certain parts of the Company’s business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder to the extent permitted pursuant to the terms of the Merger Agreement. Our obligation under the Offer to accept for payment and pay for Shares is subject only to the conditions set forth in Section 15—“Certain Conditions of the Offer.”

Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the “DOJ”) and certain waiting period requirements have been satisfied. We believe that the Offer is exempt from the reporting requirements contained in the HSR Act.

Regardless of whether a filing is required under the HSR Act, the FTC and the DOJ frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by us or the divestiture of substantial assets of KI NutriCare, Kikkoman, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to us relating to the businesses in which Kikkoman, KI NutriCare, the Company and their respective subsidiaries are engaged, we believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be.

Florida law. As a Florida corporation, the Company is subject to Section 607.0901 of the Florida Business Corporation Act. In general, Section 607.0901 of the Florida Business Corporation Act would prevent an “interested shareholder” (generally defined in Section 607.0901 of the Florida Business Corporation Act as a person beneficially owning 10% or more of a corporation’s voting stock) from engaging in an “Affiliated transaction” (as defined in Section 607.0901 of the Florida Business Corporation Act) with a Florida corporation unless, amongst other things, a majority of the disinterested directors approve the transaction. In accordance with the provisions of Section 607.0901 of the Florida Business Corporation Act, the Company’s Board has approved the Merger Agreement and the transactions contemplated thereby, and therefore the restrictions of Section 607.0901 of the Florida Business Corporation Act are inapplicable to the Merger and the transactions contemplated by the Merger Agreement.

The Company is also subject to Section 607.0902 of the Florida Business Corporation Act. In general, Section 607.0902 of the Florida Business Corporation Act would place various restrictions and impose various requirements upon the occurrence of a “Control Share Acquisition” (as defined in Section 607.0902 of the Florida Business Corporation Act) by an acquirer of the shares of an “Issuing Public Corporation” (as defined in

Section 607.0902 of the Florida Business Corporation Act). Because the Company is not an “Issuing Public Corporation” within the meaning of Section 607.0902 of the Florida Business Corporation Act, the restrictions of such Section are inapplicable to the Merger and the transactions contemplated by the Merger Agreement. Even if the Company were deemed an “Issuing Public Corporation” within the meaning of Section 607.0902 of the Florida Business Corporation Act, the Merger will be effected in compliance with Section 607.1101 of the Florida Business Corporation Act if Longhorn acquires less than 80% of the outstanding number of Shares, and the Merger will be effected in compliance with Section 607.1104 of the Florida Business Corporation Act if Longhorn acquires more than 80% of the outstanding number of Shares. Therefore, the restrictions of Section 607.0902 of the Florida Business Corporation Act are inapplicable to the Merger and the transactions contemplated by the Merger Agreement.

State Takeover Statutes. In addition to Section 607.0902 of the Florida Business Corporation Act, a number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through its subsidiary, conducts business in a number of states throughout the United States, some of which may have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or any such merger or other business combination, we believe that there are reasonable bases for contesting such laws.

For example, in 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute that, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section 15—“Certain Conditions of the Offer.”

17.  Appraisal Rights

No appraisal rights are available with respect to Shares tendered and accepted for purchase in the Offer. However, if the Merger is consummated, stockholders who do not tender their Shares in the Offer will have certain rights under Section 607.1302 of the Florida Business Corporations Act to demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such appraisal rights, if the statutory procedures are met, could lead to a judicial determination of the fair value of the Shares, as of the Effective Time, required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of interest from the date of consummation of the Merger through the date of the payment of the judgment on the amount determined to be the fair value of their Shares. Such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values, investment value and earning capacity. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the Offer Price or the Merger Consideration.

If any holder of Shares who demands appraisal under Florida law fails to perfect, or effectively withdraws or loses his rights to appraisal as provided under Florida law, each Share of such stockholder will be converted into the right to receive the Offer Price. A stockholder may withdraw his demand for appraisal by delivering to the Company a written withdrawal of his, her or its demand for appraisal and acceptance of the Merger.

The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Florida law and is qualified in its entirety by reference to Florida law.

You cannot exercise appraisal rights at this time. The information set forth above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you are entitled to appraisal rights in connection with the Merger, you will receive additional information concerning appraisal rights and procedures to be followed in connection therewith, including the text of the relevant provisions of Florida law, before you have to take any action relating thereto.

If you sell your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, rather, will receive the Offer Price therefor.

18.  Fees and Expenses

KI NutriCare, Inc. and Longhorn Acquisition Corp. have retained Georgeson, Inc. to be the Information Agent and Computershare Trust Company, N.A. to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. In addition, Price Horne will receive fees for advisory services provided to Kikkoman Corporation.

Neither KI NutriCare, Inc. nor Longhorn Acquisition Corp. will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Longhorn Acquisition Corp. for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

19.  Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Longhorn Acquisition Corp. by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or to make any representation on behalf of KI NutriCare, Inc. or Longhorn Acquisition Corp. not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, commercial bank, trust company, fiduciary or other person shall be deemed to be the agent of Longhorn Acquisition Corp., the Depositary or the Information Agent for the purpose of the Offer.

Longhorn Acquisition Corp. has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed or will file with the SEC a Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company’s Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7—“Certain Information Concerning the Company” above.

Longhorn Acquisition Corp.

August 12, 2008

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF KI NUTRICARE, INC., LONGHORN ACQUISITION CORP. AND KIKKOMAN CORPORATION

1. DIRECTORS AND EXECUTIVE OFFICERS OF KI NUTRICARE, INC.

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of KI NutriCare, Inc. are set forth below. The business address and phone number of each such director and executive officer is c/o KI NutriCare, Inc., 180 Vanderbilt Motor Parkway, Hauppauge, NY 11788, (631) 232-5400. All directors and executive officers listed below are citizens of Japan.

NAME AND POSITION	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
Kenichi Saito, Director and President	Director and President of KI NutriCare, Inc. since March 2005; Director and Executive Corporate Officer of Kikkoman Corporation and Director and President of Kikkoman International Inc. (presently Kikkoman Sales USA, Inc.) (Kikkoman International Inc.’s principal business is selling soy sauce and its address is 50 California Street, Suite 3600, San Francisco, CA 94111) since June 2006; Corporate Officer of Kikkoman Corporation from 2001 until June 2006; Manager of Country Life, LLC (a dietary supplement and health food manufacturer located at 180 Vanderbilt Motor Parkway, Hauppauge, NY 11788) since June 2006; Director of Kikkoman Marketing & Planning, Inc. (a product development and quality control company located at 2500 W. Higgins Road 1180, Hoffman Estates, Illinois 60169) since September 2006; Director of KMS Service Inc. (a system services company located at 651 Gateway Blvd, Suite 420, South San Francisco, CA 94080) since June 2006; and Director and President of Longhorn Acquisition Corp. since its formation in July 2008.

Osamu Mogi, Director and Secretary	Director and Secretary of KI NutriCare, Inc. since March 2005; and Director and President of Longhorn Acquisition Corp. since its formation in July 2008.

Koichi Yamazaki, Treasurer	Director and Treasurer of KI NutriCare, Inc. since March 2005; Executive Corporate Officer of Kikkoman Corporation since 2008; Corporate Auditor of Kikkoman Restaurant, Inc. (a restaurant operator located at 4-13, Koami-cho, Nihonbashi, Chuo-ku, Tokyo, Japan) since 2001; Corporate Auditor of Kikkoman Delica Co., Ltd.( a food service company located at Daihyakuseimeitozuka Bldg. 6f, 3-1-18, Togoshi, Shinagawa-ku 142-0041, Tokyo, Japan) since 2004; Corporate Auditor of Nippon Del Monte Corporation (a ketchup and tomato product manufacturer located at 4-13, Koami-cho,

NAME AND POSITION	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY

Nihonbashi, Chuo-ku, Tokyo, Japan) since 2005; Corporate Auditor of Pacific Trading Co., Ltd. (an Asian foodstuff import and export company located at 3-11, Koami-cho, Nihonbashi, Chuo-ku, Tokyo, Japan) since 2005; Corporate Auditor of Higeta Shoyu Co., Ltd. (a soy sauce manufacturer located at 2-3, Koamicho, Nihonbashi, Chuo-ku, Tokyo, Japan) since 2004; and Corporate Auditor of Manns Wine Co., Ltd. (a wine manufacturer located at 2-1-1, Nishi-shimbashi, Minato-ku, Tokyo, Japan) since 2006.

Toshiyuki Onozuka, VP	Director and Vice President of KI NutriCare, Inc. since 2006; and VP of Longhorn Acquisition Corp since July 2008.

2. DIRECTORS AND EXECUTIVE OFFICERS OF LONGHORN ACQUISITION CORP.

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Longhorn Acquisition Corp. are set forth below. The business address and phone number of each such director and executive officer is the same as the address and phone number for the directors and executive officers of KI NutriCare listed above. All directors and executive officers listed below are citizens of Japan.

NAME AND POSITION	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
Kenichi Saito, Director and President	Mr. Saito’s employment history is available in the above discussion regarding KI Nutricare’s directors and executive officers.

Osamu Mogi, Director and Secretary	Director and Secretary of Longhorn Acquisition Corp. since July 2008; and Director and Secretary of KI NutriCare, Inc. since March 2005.

Toshiyuki Onozuka, VP	VP of Longhorn Acquisition Corp. since July 2008; and Director and Vice President of KI NutriCare, Inc. since October 2006.

3. DIRECTORS AND EXECUTIVE OFFICERS OF KIKKOMAN CORPORATION

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Kikkoman Corporation are set forth below. The business address and phone number of each such director and executive officer is c/o Kikkoman Corporation, 250 Noda, Noda-shi, Chiba 278-8601, Japan 81(4)7123-5111. All directors and executive officers listed below are citizens of Japan.

NAME AND POSITION	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
Yuzaburo Mogi, Representative Director, Chairman of the Board and CEO

CEO of Kikkoman Corporation since 1995; Chairman of the Board of Kikkoman Corporation since 2004; Representative Director of Kikkoman Corporation since 1985; Chairman of TONE Coca-Cola Bottling Co., Ltd. (a beverage manufacturer located at 310

NAME AND POSITION	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
Nakane, Noda-shi, Chiba, Japan) since 1999; Director and Chairman of the Board of Pacific Trading Co., Ltd. (an Asian foodstuff import and export company located at 3-11, Koami-cho, Nihonbashi, Chuo-ku, Tokyo, Japan) since March 2001; Corporate Auditor of Tobu Railway Co., Ltd. (a railway company located at 1-1-2, Oshiage, Sumida-ku, Tokyo, Japan) since June 2001; Director of Nippon Venture Capital Co., Ltd. (a venture capital company located at 7-1-16, Akasaka, Minato-ku, Tokyo, Japan) from June 2000 until June 2007; Director at Nippon Research Center Ltd. (a market research supplier located at 2-7-1, Nihonbashi-Honcho, Chuo-ku, Tokyo, Japan) since March 2002; Corporate Auditor at Fuji Television Network, Inc. (a TV broadcasting company located at 2-4-8, Daiba, Minato-ku, Tokyo, Japan) since June 2003; Director at Hoya Corporation (an optical technology manufacturer located at 2-7-5, Nakaochiai, Shinjuku-ku, Tokyo, Japan) since June 2001; Director at Meiji Yasuda Life Insurance Company (a life insurance company located at 2-1-1, Marunouchi, Chiyoda-ku, Tokyo, Japan) from July 2005 until June 2006; Director and Chairman of the Board of Fuji Xerox Chiba Co., Ltd. (a machine leasing and selling company located at 2-6, Nakase, Mihama-ku, Chiba-shi, Chiba, Japan) since September 1998; Director and Chairman of the Board of Kikkoman (S) Pte. Ltd. (a soy sauce manufacturer located at 7 Senoko Crescent, Singapore 758263) since July 1995; Supervisory Board and President Commissaris of Kikkoman Foods Europe B.V. (a soy sauce manufacturer located at De Vosholen 100, 9611 TG Sappemeer, the Netherlands) since June 2001; Director, Chairman and CEO of Kikkoman Foods, Inc. (a soy sauce manufacturer located at N1365 Six Corners Road, Walworth, Wisconsin 53184) since May 1995; Director and Chairman of the Board of Kikkoman International, Inc. (a soy sauce seller located at 50 California Street, Suite 3600, San Francisco, California 94111) since June 1995; and Director and Chairman of the Board of President Kikkoman, Inc. (a soy sauce manufacturer located at Daying Village No. 7, Xinshi County, Tainan Prefecture, Taiwan) since April 1990.

Kenzaburo Mogi, Director and Vice Chairman	Director of Kikkoman Corporation since 1983; Representative Director of Kikkoman Corporation from 1998 until 2004; Vice President of Kikkoman Corporation since 2001; and Vice Chairman of Kikkoman Corporation since 2004.

NAME AND POSITION	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
Mitsuo Someya, Representative Director, President and COO

Representative Director of Kikkoman Corporation since 2006; President and COO of Kikkoman Corporation since 2008; Director of Kikkoman Corporation since 1996; Senior Executive Corporate Officer of Kikkoman Corporation since 2005; Executive Corporate Officer of Kikkoman Corporation since 2001; Director of Kibun Food Chemifa Co., Ltd. (a soy milk manufacturer located at 2-1-1, Irifune, Chuo-ku, Tokyo, Japan) since June 2004; Director and Chairman of the Board of Kunshan President Kikkoman Biotechnology Co., Ltd. (a soy sauce manufacturer located at Qingyang South Road, No. 301, Economic Technology Development Zone, Kunshan City, Jiangsu Province, China) since June 2000; Director of President Kikkoman, Inc. (a soy sauce manufacturer located at Daying Village No. 7, Xinshi County, Tainan Prefecture, Taiwan) since April 2007; and Director of Kikkoman Foods, Inc. (a soy sauce manufacturer located at N1365 Six Corners Road, Walworth, Wisconsin, 53184) since April 2001.

Tadao Kondo, Representative Director, Senior Executive Corporate Officer and General Manager of the Management Planning Division

Representative Director and Manager of the Corporate Planning Division of Kikkoman Corporation since 2008; Senior Executive Corporate Officer of Kikkoman Corporation since 2006; Director of Kikkoman Corporation since 2005; Executive Corporate Officer of Kikkoman Corporation since 2004; Corporate Officer of Kikkoman Corporation since 2001; Director of Kikkoman Restaurant Co., Ltd. (a restaurant operator located at 4-13, Koami-cho, Nihonbashi, Chuo-ku, Tokyo, Japan) since June 2003; Director of Kibun Food Chemifa Co., Ltd. (a soy milk manufacturer located at 2-1-1, Irifune, Chuo-ku, Tokyo, Japan) since June 2004; and Corporate Auditor of Manns Wine Co., Ltd. (a wine manufacturer located at 2-1-1, Nishi-shinbashi, Minato-ku, Tokyo, Japan) since June 2002.

Kenichi Saito, Director and Executive Corporate Officer	Mr. Saito’s employment history is available in the above discussion regarding KI Nutricare’s directors and executive officers.

Yukio Sato, Director, Executive Corporate Officer and National Sales Manager	Director of Kikkoman Corporation since 2008; Executive Corporate Officer and National Sales Manager of Kikkoman Corporation since 2006;

NAME AND POSITION	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
Corporate Officer of Kikkoman Corporation since 2000; and Director of Higeta Shoyu Co, Ltd. (a soy sauce manufacturer located at 2-3, Koamicho, Nihonbashi, Chuo-ku, Tokyo, Japan) since March 2006.
Koji Negishi, Director, Executive Corporate Officer and General Manager of Product Management Division

Director of Kikkoman Corporation since 2008; Executive Corporate Officer and Product Manager of Kikkoman Corporation since 2006; Corporate Officer of Kikkoman Corporation since 2001; Director of Kibun Food Chemifa Co., Ltd. (a soy milk manufacturer located at 2-1-2, Irifune, Chuo-ku, Tokyo, Japan) since June 2005; Director of Nippon Del Monte Co., Ltd. (a ketchup and tomato product manufacturer located at 4-13, Koami-cho, Nihonbashi, Chuo-ku, Tokyo, Japan) since March 2001; Director of Heisei Shokuhi Co., Ltd. (a condiment manufacturer located at 178 Noda, Noda-shi, Chiba, Japan) since June 2006; and Director of Hokkaido Kikkoman Co., Ltd. (a soy sauce manufacturer located at 1007-53 Izumizawa, Chitose, Hokkaido, Japan) since July 2007.

Noriaki Horikiri, Director, Executive Corporate Officer and General Manager of First and Second International Operations Divisions

Executive Corporate Officer of Kikkoman Corporation since 2006; Director and General Manager of First and Second International Operations Divisions of Kikkoman Corporation since 2008; Corporate Officer of Kikkoman Corporation since 2003; Corporate Auditor for TONE Coca Cola Bottling Co., Ltd. (a beverage manufacturer located at 310 Nakane, Noda-shi, Chiba, Japan) since March 2006; Director of Pacific Trading Co., Ltd. (an Asian food import and export company located at 3-11, Koami-cho, Nihonbashi, Chuo-ku, Tokyo, Japan) since March 2002; Director and Chairman of the Board of Del Monte Asia Pte Ltd. (a Del Monte product vendor located at 290 Orchard Road, #17-08, Paragon, Singapore 238859) since March 2002; Director of Japan Food Canada, Inc. (an Asian foodstuff wholesaler located at 1880 Bonhill Road, Mississauga, Ontario L5T 1C4, Canada) since May 2002; Director of Japan Food Corp. (Aust) Pty. Ltd. (an Asian foodstuff wholesaler located at Woodcock Place, Building D1, 16 Mars Road, Lane Cove, N.S.W. 2066, Australia) since March 2002; Director of Japan Food Hawaii, Inc. (an Asian foodstuff wholesaler located at 887 North Nimitz Highway, Honolulu, Hawaii, 96817) since July 2005; Director of JFC Hong Kong Ltd. (an Asian foodstuff

NAME AND POSITION	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND EMPLOYMENT HISTORY
wholesaler located at 5th Floor, Ever Gain Centre, 43-57 Wang Wo Tsai Street, Tsuen Wan, N.T., Hong Kong, S.A.R., P.R. China) since March 2002; Director of JFC International Inc. (an Asian foodstuff wholesaler located at 7101E Slauson Ave., Los Angeles, California 90040-3622) since June 2002; Director of Kikkoman (S) Pte. Ltd. (a soy sauce manufacturer located at 7 Senoko Crescent, Singapore 758263) since March 1996; Director of Kikkoman Australia Pty. Limited (a soy sauce seller located at Suite 2, Level 6, 132 Arthur Street, North Sydney, N.S.W. 2060, Australia) since December 1995; Director, Member of the Supervisory Board and Commissaris of Kikkoman Foods Europe B.V. (a soy sauce manufacturer located at De Vosholen 100, 9611 TG Sappemeer, the Netherlands) since April 1996; Director of Kikkoman Foods Foundation, Inc. (a non-profit organization located at N1365 Six Corners Road, Walworth, Wisconsin 53184) since May 1996; Director of Kikkoman International, Inc. (a soy sauce seller located at 50 California Street, Suite 3600, San Francisco, California 94111) since April 2001; Director of Kikkoman Marketing & Planning, Inc. (a new product development and quality control company located at 2500 W. Higgins Road 1180, Hoffman Estates, Illinois 60169) since September 1996; Director and Chairman of the Board of Kikkoman Trading Asia Pte. Ltd. (a soy sauce seller located at 290 Orchard Road, #17-08, Paragon, Singapore 238859) since March 2001; and Director and Chairman of the Board of KMS Service Inc. (a computer systems provider located at 651 Gateway Blvd, Suite 420, South San Francisco, CA 94080) since July 2002.

Tsunao Hashimoto, Director	Director of Kikkoman Corporation since 2002; Director of Ginza Parking Center Co., Ltd. (a parking lot operator located at 6-4-4, Ginza, Chuo-ku, Tokyo, Japan) since June 1993.

Mamoru Ozaki, Director	Director of Kikkoman Corporation since 2005; Advisor of Yazaki Corporation (an industrial parts and equipment manufacturer located at 1-4-28, Mita, Minato-ku, Tokyo, Japan) from 2003; Director of Fuji Kyuko Co., Ltd. (a railway services company located at 5-2-1, Shin-nishihara, Fuji Yoshida, Yamanashi, Japan) since June 2003; and Director of Wacoal Holdings Corp. (an underwear manufacturer located at 29 Kisshouin Nakajimachou, Minami-ku, Kyoto, Kyoto, Japan) since June 2005.

Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominees to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

If delivering by mail:	If delivering by courier:
Computershare Trust Company, N.A. c/o Computershare Shareholder Services, Inc. P.O. Box 43011 Providence, RI 02940-3014 Attn: Corporate Actions Voluntary Department	Computershare Trust Company, N.A. c/o Computershare Shareholder Services, Inc. 250 Royall Street Canton, MA 02021 Attn: Corporate Actions Voluntary Department

Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The Information Agent for the Offer is:

199 Water Street – 26th Floor

New York, NY 10038

Banks and Brokers Call: (212) 440-9800

Call Toll Free: (866) 432-2784